                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             TAUBMAN CENTERS, INC.
                                       AT
                              $18.00 NET PER SHARE
                                       BY
                       SIMON PROPERTY ACQUISITIONS, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                           SIMON PROPERTY GROUP, INC.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 17, 2003, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF TAUBMAN CENTERS, INC. THAT REPRESENTS, TOGETHER WITH SHARES OWNED BY SIMON PROPERTY ACQUISITIONS, INC. (INCLUDING ANY SUCCESSOR THERETO, THE "PURCHASER"), SIMON PROPERTY GROUP, INC. OR ANY OF ITS OTHER SUBSIDIARIES, AT LEAST TWO-THIRDS ( 2/3) OF THE TOTAL VOTING POWER OF TAUBMAN CENTERS, INC., (2) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT AFTER CONSUMMATION OF THE OFFER NONE OF THE SHARES ACQUIRED BY THE PURCHASER SHALL BE DEEMED "EXCESS STOCK" (AS DEFINED HEREIN), (3) FULL VOTING RIGHTS FOR ALL SHARES TO BE ACQUIRED BY THE PURCHASER IN THE OFFER HAVING BEEN APPROVED BY THE SHAREHOLDERS OF TAUBMAN CENTERS, INC. PURSUANT TO THE MICHIGAN CONTROL SHARE ACT (AS DEFINED HEREIN), OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SUCH STATUTE ARE INVALID OR OTHERWISE INAPPLICABLE TO THE SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER, AND (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, THE MICHIGAN BUSINESS COMBINATION ACT (AS DEFINED HEREIN) WILL NOT PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY SHAREHOLDER APPROVAL REQUIREMENT WITH RESPECT TO, THE PROPOSED SECOND STEP MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING TAUBMAN CENTERS, INC. AND THE PURCHASER OR ANY OTHER AFFILIATE OF SIMON PROPERTY GROUP, INC. SEE SECTIONS 1 AND 14 FOR MORE INFORMATION.

                                                  (COVER CONTINUED ON NEXT PAGE)

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

December 5, 2002

(COVER CONTINUED FROM PREVIOUS PAGE)

                            ------------------------

    SIMON PROPERTY GROUP, INC. AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH TAUBMAN CENTERS, INC. WITH RESPECT TO THE COMBINATION OF TAUBMAN CENTERS, INC. WITH THE PURCHASER OR ANOTHER AFFILIATE OF SIMON PROPERTY GROUP, INC. SIMON PROPERTY GROUP, INC. IS WILLING TO ALLOW HOLDERS OF TAUBMAN REALTY GROUP LIMITED PARTNERSHIP INTERESTS, INCLUDING THE TAUBMAN FAMILY, TO RETAIN THEIR ECONOMIC INTEREST IN THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, OR AT SUCH HOLDERS' OPTION, TO PARTICIPATE IN A TRANSACTION WHEREBY SUCH HOLDERS WOULD RECEIVE EITHER THE OFFER PRICE OR AN EQUIVALENT VALUE FOR SUCH HOLDERS' LIMITED PARTNERSHIP INTERESTS BY EXCHANGING SUCH INTERESTS ON A TAX EFFICIENT BASIS FOR SIMON PROPERTY GROUP, L.P. LIMITED PARTNERSHIP INTERESTS. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE (AS DEFINED HEREIN)) UPON ENTERING INTO A MERGER AGREEMENT WITH TAUBMAN CENTERS, INC., OR TO NEGOTIATE A MERGER AGREEMENT WITH TAUBMAN CENTERS, INC. NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF SIMON PROPERTY GROUP, INC. AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY SIMON PROPERTY GROUP, INC., THE PURCHASER AND TAUBMAN CENTERS, INC.

                            ------------------------

                                   IMPORTANT

    If you wish to tender all or any part of your Shares prior to the expiration of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary for the Offer and either deliver the certificates for such Shares to the Depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

    A shareholder who desires to tender such shareholder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1

INTRODUCTION................................................      5

THE OFFER...................................................     13

 1.  TERMS OF THE OFFER; EXPIRATION DATE....................     13

 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.....................     15

 3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
     SHARES.................................................     16

 4.  WITHDRAWAL RIGHTS......................................     20

 5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE
     OFFER AND THE PROPOSED MERGER..........................     20

 6.  PRICE RANGE OF THE SHARES..............................     22

 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE
     LISTING; MARGIN REGULATIONS; EXCHANGE ACT
     REGISTRATION...........................................     23

 8.  CERTAIN INFORMATION CONCERNING THE COMPANY.............     24

 9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND
  SPG INC...................................................     25

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.....     26

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATE
     ANTI-TAKEOVER LAWS.....................................     32

12.  SOURCE AND AMOUNT OF FUNDS.............................     38

13.  DIVIDENDS AND DISTRIBUTIONS............................     39

14.  CERTAIN CONDITIONS TO THE OFFER........................     39

15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY
  APPROVALS.................................................     43

16.  CERTAIN FEES AND EXPENSES..............................     44

17.  MISCELLANEOUS..........................................     45

Schedule I..................................................    I-1

DIRECTORS AND EXECUTIVE OFFICERS OF SIMON PROPERTY GROUP, INC.
  AND THE PURCHASER

                               SUMMARY TERM SHEET

    This summary term sheet is a brief summary of the material provisions of the offer to purchase shares of common stock of Taubman Centers, Inc. being made by Simon Property Acquisitions, Inc., and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a shareholder of Taubman Centers, Inc., may have and answers to those questions. You are urged to carefully read this entire Offer to Purchase and the related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF TAUBMAN CENTERS, INC.?

    Simon Property Acquisitions, Inc. is a Delaware corporation formed for the purpose of making a tender offer for your outstanding shares of common stock of Taubman Centers, Inc., and we have carried on no activities other than in connection with making the tender offer. We are a wholly owned direct subsidiary of Simon Property Group, Inc., a Delaware corporation. Simon Property
Group, Inc. is the general partner of Simon Property Group, L.P. Simon Property Group, Inc. qualifies for treatment as a real estate investment trust, or REIT, for federal income tax purposes. Simon Property Group, L.P. is a subsidiary of Simon Property Group, Inc. and owns, operates, manages, leases, acquires, expands and develops real estate properties, primarily regional malls and community shopping centers. See the Introduction and Section 9 for more information. It is currently contemplated that, prior to consummation of the offer, we will merge with and into a wholly owned subsidiary of Simon Property Group, L.P., which subsidiary will be the surviving entity and will succeed to all of our rights and obligations under the offer.

WHAT ARE WE SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

    We are offering to purchase all of the outstanding shares of Taubman Centers, Inc. common stock at a price of $18.00 per share, net to you, in cash, without interest. On October 15, 2002, the last trading day prior to Simon Property Group, Inc.'s private communication to Taubman Centers, Inc. expressing its interest in pursuing a business combination, the closing price of a share of Taubman Centers, Inc. common stock on the New York Stock Exchange was $13.32. On December 4, 2002, the last trading day prior to the commencement of the offer pursuant to this Offer to Purchase, the closing price of a share of Taubman Centers, Inc. common stock on the New York Stock Exchange was $16.46. We are not offering to purchase any of the outstanding shares of Series A preferred stock or Series B preferred stock of Taubman Centers, Inc.

    If you are the record owner of your shares of common stock and you tender your shares to us in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction and Section 16 for more information.

WHY ARE WE MAKING THIS OFFER?

    We are making this offer because Simon Property Group, Inc. wants to acquire control of, and ultimately all the common stock of, Taubman Centers, Inc. If the offer is consummated, Simon Property Group, Inc. currently intends, as soon as practicable following the consummation of the offer, to propose and seek to have Taubman Centers, Inc. consummate a merger or similar business combination with us or another subsidiary of Simon Property Group, Inc. pursuant to which each then outstanding share of common stock of Taubman Centers, Inc. (other than shares held by us, Simon Property Group,

Inc. or its other subsidiaries) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the offer, without interest. See the Introduction and Section 11 for more information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

    You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on January 17, 2003. If the offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the offer was scheduled to expire. See Section 1 for more information.

    We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have completed the purchase of shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We currently do not intend to include a subsequent offering period, although we reserve the right to do so.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

    The most important conditions to the offer are:

    - There being validly tendered and not withdrawn prior to the expiration of the offer such number of shares of common stock, par value $.01 per share, of Taubman Centers, Inc., referred to in this summary as the shares, that represents, together with shares owned by us, Simon Property Group, Inc. or any of its other subsidiaries, at least two-thirds ( 2/3) of the total voting power of Taubman Centers, Inc.

    - Our being satisfied, in our sole discretion, that after consummation of the offer none of the shares we acquire shall be deemed "Excess Stock" (as defined herein).

    - Full voting rights for all shares of common stock of Taubman
      Centers, Inc. we acquire pursuant to the offer having been approved by the shareholders of Taubman Centers, Inc. pursuant to the Michigan Control Share Act, or our being satisfied, in our sole discretion, that the provisions of such statute are invalid or otherwise inapplicable to the shares we are to acquire pursuant to the offer.

    - Our being satisfied, in our sole discretion, that, after consummation of the offer, the Michigan Business Combination Act will not prohibit for any period of time, or impose any shareholder approval requirement with respect to, the proposed second-step merger or any other business combination involving Taubman Centers, Inc. and us or any other affiliate of Simon Property Group, Inc.

    A more detailed discussion of the conditions to the consummation of the offer may be found in the Introduction and Section 14. We can waive any and all of the conditions to the offer without the consent of Taubman Centers, Inc. or any of its shareholders.

DO WE HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

    Simon Property Group, L.P., a subsidiary of Simon Property Group, Inc., will provide us with sufficient funds to purchase all the shares of common stock of Taubman Centers, Inc. that are tendered and not withdrawn in the offer. Simon Property Group, L.P. will obtain all of the funds necessary for us to purchase these shares of common stock of Taubman Centers, Inc. from available cash, working capital, an existing credit facility, and/or one or more new credit facilities. The offer is not conditioned on either us or Simon Property Group, L.P. obtaining financing. See Section 12 for more information.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading-day period. See Section 3 for more information.

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

    If the conditions to the offer as set forth in the Introduction and
Section 14 are satisfied or waived and we consummate the offer and accept your shares of common stock of Taubman Centers, Inc. for payment, you will receive a check equal to the number of shares you tendered multiplied by $18.00, promptly following expiration of the offer. See Section 2 for more information.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    You may withdraw a portion or all of your tendered shares of common stock of Taubman Centers, Inc. by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we do accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4 for more information.

    If we provide a subsequent offering period following the offer, no withdrawal rights will apply to shares tendered during such subsequent offering period or to shares tendered in the offer and accepted for payment. See
Section 1 for more information.

WHAT DOES THE BOARD OF DIRECTORS OF TAUBMAN CENTERS, INC. THINK OF THE OFFER?

    Taubman Centers, Inc.'s board of directors rejected an earlier offer by Simon Property Group, Inc. to acquire all of the outstanding shares of common stock of Taubman Centers, Inc. for $17.50 per share. Within ten business days after the date of this Offer to Purchase, Taubman Centers, Inc. is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See Section 10 for more information.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

    As indicated above, if the offer is consummated, Simon Property Group, Inc. currently intends, as soon as practicable following the consummation of the offer, to propose and seek to have Taubman Centers, Inc. consummate a merger or similar business combination with us or another subsidiary of Simon Property Group, Inc. pursuant to which all shares of common stock of Taubman
Centers, Inc. that are not purchased in the offer (other than shares held by us, Simon Property Group, Inc. or its other subsidiaries) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the offer, without interest. If the proposed merger or similar business combination takes place, shareholders who do not tender in the offer would receive the same amount of cash per share that they would have received had they tendered their shares in the offer. See Section 7 for more information.

ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED MERGER?

    Except to the extent made available by the Michigan Control Share Act (as defined below) as described in Section 11, dissenters' rights are not available in the offer. Dissenters' rights will not be available to shareholders in connection with the proposed second-step merger or similar business combination. See Section 11 for more information.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

    The receipt of cash by you in exchange for your shares pursuant to the offer or the proposed second-step merger (or upon exercise of dissenters' rights) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor on the tax implications of tendering your shares. See Section 5 for more information.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On October 15, 2002, the last trading day prior to Simon Property
Group, Inc.'s private communication to Taubman Centers, Inc. expressing its interest in pursuing a business combination, the closing price of a share of Taubman Centers, Inc. common stock on the New York Stock Exchange was $13.32 per share. On December 4, 2002, the last trading day before the commencement of the offer pursuant to this Offer to Purchase, the closing price of a share of Taubman Centers, Inc. common stock on the New York Stock Exchange was $16.46 per share. You should obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6 for more information.

WHOM CAN I CALL WITH QUESTIONS?

    You can call MacKenzie Partners, our Information Agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free) or Merrill Lynch & Co., the Dealer Manager, at (866) 276-1462 (toll-free) with any questions you may have.

To: All Holders of Shares of Common Stock of Taubman Centers, Inc.

                                  INTRODUCTION

    Simon Property Acquisitions, Inc., a Delaware corporation (including any successor thereto, the "Purchaser"), hereby offers to purchase all the outstanding shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Taubman Centers, Inc., a Michigan corporation (the "Company"), at a price of $18.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Purchaser is a wholly owned subsidiary of Simon Property Group, Inc., a Delaware corporation ("SPG Inc."). SPG Inc. is the general partner and the owner of a majority of the equity interests of Simon Property Group, L.P., a Delaware limited partnership ("SPG L.P."). It is currently contemplated that, prior to consummation of the Offer, the Purchaser will merge with and into a wholly owned subsidiary of SPG L.P., which subsidiary will be the surviving entity and will succeed to all of the Purchaser's rights and obligations under the Offer.

    Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of Merrill Lynch & Co., as dealer manager (the "Dealer Manager"), Computershare Trust Company of New York, as depositary (the "Depositary"), and MacKenzie Partners, as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 for more information.

    The purpose of the Offer is for SPG Inc. to acquire control of, and ultimately all the Common Stock of, the Company. If the Offer is consummated, SPG Inc. currently intends, as soon as practicable following the consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination (the "Proposed Merger") with the Purchaser or another subsidiary of SPG Inc. pursuant to which each then outstanding Share (other than Shares held by the Purchaser, SPG Inc. or its other subsidiaries) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest. The Offer is not being made for shares of Series A Cumulative Redeemable Preferred Stock, $.01 par value, of the Company (the "Series A Preferred Stock") or Series B Non-Participating Convertible Preferred Stock, $.001 par value, of the Company (the "Series B Preferred Stock"). Each outstanding share of Series A Preferred Stock and Series B Preferred Stock would remain outstanding following consummation of the Proposed Merger.

    Although the Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, if the Company's board of directors (the "Company Board") opposes the Offer, certain provisions of the Michigan Business Corporation Act, as amended (the "MBCA"), and the Company's Restated Articles of Incorporation (as amended, the "Charter") and by-laws (as amended, the "By-Laws"), may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. Accordingly, the timing and details of the consummation of the Offer and the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Excess Share Condition, the Control Share Condition, and the Business Combination Condition (each as defined below), and all other conditions set forth in Section 14, are satisfied or waived. There can be no assurance that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, that SPG Inc. or the

Purchaser will be able to effectuate the Proposed Merger. See below and
Section 14 for more information.

    THE COMPANY BOARD PUBLICLY REJECTED AN EARLIER OFFER BY SPG INC. TO ACQUIRE ALL OF THE SHARES FOR $17.50 PER SHARE, STATING THAT ANY DISCUSSIONS REGARDING A TRANSACTION WOULD NOT BE PRODUCTIVE BECAUSE THE TAUBMAN FAMILY (WITH ITS GREATER THAN 30% VOTING STAKE) HAS INFORMED THE COMPANY BOARD THAT IT IS CATEGORICALLY OPPOSED TO THE SALE OF THE COMPANY.

    SPG INC. AND THE PURCHASER BELIEVE THAT THE COMPANY BOARD (OR A COMMITTEE OF ITS DIRECTORS INDEPENDENT OF THE HOLDERS OF SERIES B PREFERRED STOCK), ACTING AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, COULD AND SHOULD ENTER INTO NEGOTIATIONS WITH SPG INC. RELATING TO A BUSINESS COMBINATION IN ORDER TO ALLOW THE HOLDERS OF SHARES THE OPPORTUNITY TO RECEIVE THE OFFER PRICE. SPG INC. AND THE PURCHASER BELIEVE THAT THE TAUBMAN FAMILY ALSO HAS FIDUCIARY DUTIES TO THE COMMON SHAREHOLDERS OF THE COMPANY TO TAKE STEPS TO REMOVE THE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER.

    WHILE SPG INC. AND THE PURCHASER WOULD PREFER THAT THE COMPANY BOARD AND THE TAUBMAN FAMILY TAKE ACTIONS TO FACILITATE THE OFFER, SPG INC. AND THE PURCHASER HAVE BEGUN TO TAKE THEIR OWN STEPS TO ATTEMPT TO REMOVE THE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER. ON DECEMBER 5, 2002, SPG INC. AND THE PURCHASER FILED A COMPLAINT IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (THE "COMPLAINT") AGAINST THE COMPANY, THE COMPANY BOARD AND CERTAIN MEMBERS OF THE TAUBMAN FAMILY. AMONG OTHER THINGS, THE COMPLAINT SEEKS TO INVALIDATE THE VETO POWER OVER THE OFFER THAT THE TAUBMAN FAMILY PURPORTS TO WIELD, AND UPON WHICH THE COMPANY BOARD IS IMPLICITLY RELYING. SPG INC. AND THE PURCHASER ALSO ASSERT IN THE COMPLAINT THAT THE DEFENDANTS ARE VIOLATING MICHIGAN LAW BY ENGAGING IN CONDUCT THAT IS DESIGNED TO IMPEDE THE OFFER AND INJURE SHAREHOLDERS.

    THE COMPLAINT CHALLENGES A SERIES OF TACTICAL CORPORATE MECHANISMS THAT PURPORTEDLY GIVE THE TAUBMAN FAMILY A BLOCKING VOTING POSITION AGAINST THE OFFER, INCLUDING: (I) THE EXCESS SHARE PROVISION (AS DEFINED BELOW), WHICH IS UNALTERABLE AND UNWAIVABLE BY THE COMPANY BOARD ABSENT AMENDMENT OF THE CHARTER BY A TWO-THIRDS SHAREHOLDER VOTE; (II) THE COMPANY BOARD PROVIDING TO THE TAUBMAN FAMILY, FOR NOMINAL CONSIDERATION, IN VIOLATION OF ITS FIDUCIARY DUTIES AND WITHOUT ADEQUATE DISCLOSURE OR SHAREHOLDER APPROVAL AS REQUIRED UNDER MICHIGAN LAW, SERIES B PREFERRED STOCK THAT PURPORTS TO INCREASE THE TAUBMAN FAMILY'S VOTING POWER FROM LESS THAN 1% TO OVER 30%; AND (III) THE TAUBMAN FAMILY'S RECENT ACQUISITION OF AN ADDITIONAL 3% OF THE VOTING POWER (THE "NEW 3% SHARES") BY THE EXERCISE OF OPTIONS BY THE TAUBMAN FAMILY AND THE GRANT OF IRREVOCABLE PROXIES BY SEVERAL CLOSE ASSOCIATES OF THE TAUBMAN FAMILY.

    THROUGH THE COMPLAINT, SPG INC. AND THE PURCHASER SEEK, AMONG OTHER THINGS,
(I) A DECLARATION THAT THE SERIES B PREFERRED STOCK AND NEW 3% SHARES HELD OR CONTROLLED BY THE TAUBMAN FAMILY DO NOT HAVE ANY VOTING RIGHTS, (II) A PRELIMINARY AND PERMANENT INJUNCTION PREVENTING THE TAUBMAN FAMILY FROM VOTING ITS SERIES B PREFERRED STOCK AND THE NEW 3% SHARES, AND (III) A DECLARATION THAT BOTH THE COMPANY BOARD AND THE TAUBMAN FAMILY HAVE BREACHED, AND CONTINUE TO BREACH, THEIR FIDUCIARY DUTIES TO THE COMMON SHAREHOLDERS. SPG INC. AND THE PURCHASER BELIEVE THAT THE TAUBMAN FAMILY, WHO HOLD APPROXIMATELY A 1% ECONOMIC STAKE IN THE COMPANY, SHOULD NOT BE PERMITTED TO USE THE SERIES B PREFERRED STOCK AND THE NEW 3% SHARES TO VETO THE OFFER AND DENY THE HOLDERS OF THE COMMON STOCK THE ABILITY TO RECEIVE A PREMIUM FOR THEIR SHARES.

    IN ADDITION, TO FURTHER FACILITATE SATISFACTION OF THE CONTROL SHARE CONDITION, THE PURCHASER HAS TAKEN PRELIMINARY STEPS TO SOLICIT PROXIES TO APPROVE FULL VOTING RIGHTS FOR ALL SHARES ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER. AS DESCRIBED BELOW, THE PURCHASER CURRENTLY INTENDS ON SOME FUTURE DATE TO DELIVER TO THE COMPANY AN "ACQUIRING PERSON STATEMENT" IN ACCORDANCE WITH THE MICHIGAN CONTROL SHARE ACT AND CURRENTLY INTENDS, ON SOME FUTURE DATE, TO REQUEST A SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS FOR THE PURPOSE OF CONSIDERING THE VOTING RIGHTS TO BE ACCORDED THE SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER.

    BASED ON PUBLICLY AVAILABLE INFORMATION, THE PURCHASER DOES NOT BELIEVE THAT THE MICHIGAN BUSINESS COMBINATION ACT APPLIES TO THE COMPANY. HOWEVER, TO THE EXTENT IT IS APPLICABLE, SPG INC. AND THE PURCHASER BELIEVE THAT THE COMPANY BOARD (OR A COMMITTEE OF ITS DIRECTORS INDEPENDENT OF THE HOLDERS OF SERIES B PREFERRED STOCK) AND THE TAUBMAN FAMILY, EACH AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, COULD AND SHOULD TAKE ALL NECESSARY ACTIONS TO PROVIDE THAT THE COMPANY WILL NOT BE SUBJECT TO THE MICHIGAN BUSINESS COMBINATION ACT. TO THE EXTENT THAT THE MICHIGAN BUSINESS COMBINATION ACT APPLIES TO THE COMPANY, THE PURCHASER IS CONSIDERING ITS OPTIONS AS TO POSSIBLE CHALLENGES TO THE APPLICABILITY OF THE MICHIGAN BUSINESS COMBINATION ACT TO THE COMPANY AND/OR THE VALIDITY OF ANY PURPORTED APPLICATION THEREOF SO AS TO REMOVE THIS IMPEDIMENT TO THE CONSUMMATION OF THE OFFER.

    BY TENDERING SHARES INTO THE OFFER, THE COMPANY'S SHAREHOLDERS WILL EFFECTIVELY EXPRESS TO THE COMPANY BOARD AND THE TAUBMAN FAMILY THAT THEY WISH TO BE ABLE TO ACCEPT THE OFFER OR A SIMILAR TRANSACTION WITH SPG INC. AND ITS AFFILIATES. THIS DIRECTIVE TO THE COMPANY BOARD SHOULD ENCOURAGE ALL MEMBERS OF THE COMPANY BOARD, ACTING AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, TO NEGOTIATE WITH SPG INC. AND THE PURCHASER AND/OR TO REMOVE ALL IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER. THIS DIRECTIVE TO THE TAUBMAN FAMILY SHOULD ENCOURAGE THE TAUBMAN FAMILY, ACTING AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, TO REMOVE ALL IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER.

    IN ADDITION, CERTAIN SHAREHOLDERS OF THE COMPANY HAVE COMMENCED LAWSUITS AGAINST THE COMPANY AND CERTAIN MEMBERS OF THE COMPANY BOARD RELATING TO THE SERIES B PREFERRED STOCK. ON NOVEMBER 14 AND NOVEMBER 15, 2002, TWO ACTIONS, STYLED AS CLASS ACTIONS COMMENCED ON BEHALF OF THE COMPANY'S SHAREHOLDERS, WERE FILED IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND, STATE OF MICHIGAN, AGAINST THE COMPANY AND THE COMPANY BOARD. THE ACTIONS ARE CAPTIONED JOSEPH LEONE V. TAUBMAN CENTERS, INC., ET AL., 02-045425-CZ (FILED NOV. 15, 2002) ("LEONE" ACTION); AND LIONEL Z. GLANCY V. ROBERT TAUBMAN ET AL., 02-045409-CK (FILED
NOV. 14, 2002) ("GLANCY" ACTION). ON NOVEMBER 19, 2002, A THIRD CLASS ACTION CAPTIONED JUDITH B. SCHIFFMAN REVOCABLE LIVING TRUST V. TAUBMAN CENTERS, INC., ET AL., 02-045904-CB (FILED NOVEMBER 19, 2002) WAS FILED IN THE SAME COURT (THE "SCHIFFMAN ACTION").

    IN THE LEONE ACTION, THE COMPLAINT ALLEGES THAT THE COMPANY AND CERTAIN MEMBERS OF THE COMPANY BOARD HAVE BREACHED THEIR FIDUCIARY DUTIES BY, AMONG OTHER THINGS, THWARTING SPG INC.'S OFFER TO BUY ALL OUTSTANDING COMMON STOCK OF THE COMPANY AND THROUGH THE ISSUANCE OF SERIES B PREFERRED STOCK TO THE TAUBMAN FAMILY IN A TRANSACTION WITHOUT PROPER DISCLOSURE OR A SHAREHOLDER VOTE. AMONG OTHER THINGS, THE LEONE ACTION SEEKS AS RELIEF AN ORDER DECLARING THAT THE ISSUANCE OF THE SERIES B PREFERRED STOCK WAS UNAUTHORIZED AND THAT THE TAUBMAN FAMILY'S VOTING POWER IN THE COMPANY IS ILLEGAL.

    IN THE GLANCY ACTION (WHICH NAMES ALL BUT ONE OF THE COMPANY'S DIRECTORS AS DEFENDANTS), THE COMPLAINT ALLEGES THAT THE DEFENDANTS ARE, AMONG OTHER THINGS,
(I) BREACHING THEIR FIDUCIARY DUTIES BY FAILING TO TAKE ANY ACTION TO INFORM THEMSELVES ABOUT THE "GENEROUS OFFER MADE BY SIMON PROPERTY GROUP,"
(II) ABUSING THEIR FIDUCIARY POSITIONS, AND (III) SEEKING TO ENTRENCH THEMSELVES IN THE MANAGEMENT OF THE COMPANY. THE GLANCY ACTION SEEKS AS RELIEF, AMONG OTHER THINGS, AN ORDER ENJOINING DEFENDANTS FROM TAKING ANY ACTION THAT WILL ENTRENCH THEM TO THE DETRIMENT OF MAXIMIZING VALUE FOR THE PUBLIC STOCKHOLDERS.

    THE SCHIFFMAN ACTION, WHICH NAMES ALL OF THE COMPANY'S DIRECTORS AS DEFENDANTS, CONTAINS SUBSTANTIALLY SIMILAR ALLEGATIONS AND SEEKS SUBSTANTIALLY SIMILAR RELIEF AS THE LEONE AND GLANCY ACTIONS.

    SPG INC. AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE COMBINATION OF THE COMPANY WITH THE PURCHASER OR ANOTHER AFFILIATE OF SPG INC. SPG INC. IS WILLING TO ALLOW THE HOLDERS OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP INTERESTS,

INCLUDING THE TAUBMAN FAMILY, TO RETAIN THEIR ECONOMIC INTEREST IN THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, OR AT SUCH HOLDERS' OPTION, TO PARTICIPATE IN A TRANSACTION WHEREBY SUCH HOLDERS WOULD RECEIVE EITHER THE OFFER PRICE OR AN EQUIVALENT VALUE FOR SUCH HOLDERS' LIMITED PARTNERSHIP INTERESTS BY EXCHANGING SUCH INTERESTS ON A TAX EFFICIENT BASIS FOR SPG INC. LIMITED PARTNERSHIP INTERESTS. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF SPG INC., AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY SPG INC., THE PURCHASER AND THE COMPANY.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER, SPG INC. OR ANY OF ITS OTHER SUBSIDIARIES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

CERTAIN CONDITIONS TO THE OFFER

    The Offer is subject to the fulfillment of certain conditions, including the following:

    MINIMUM TENDER CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares (the "Minimum Number of Shares") that represents, together with Shares owned by the Purchaser, SPG Inc. or any of its subsidiaries, at least two-thirds ( 2/3) of the total voting power of the Company (the "Minimum Tender Condition"). Voting power of the Company is calculated based upon the aggregate voting power attributable to the outstanding Shares and the purported voting power attributable to the outstanding shares of Series B Preferred Stock (assuming exercise of all then outstanding rights to purchase Shares or partnership units of The Taubman Realty Group Limited Partnership ("Taubman L.P.")). Each of the Shares and shares of Series B Preferred Stock are entitled to one vote per share.

    According to the Company's Form 10-Q for the quarter ending September 30, 2002, as of September 30, 2002 there were issued and outstanding (i) 51,314,492 Shares, (ii) 31,767,066 shares of Series B Preferred Stock, which shares are convertible into shares of Common Stock at a rate of one share of Common Stock for each 14,000 shares of Series B Preferred Stock, in specified circumstances (any resulting fractional shares will be redeemed for cash), (iii) 7,097,979 partnership units of Taubman L.P. which have rights of conversion into 7,097,979 shares of Common Stock of the Company, and (iv) options to purchase 3,200,000 partnership units of Taubman L.P. Each outstanding option is currently exercisable, and, pursuant to the Charter, each unitholder who is issued a partnership unit of Taubman L.P. (whether upon exercise of an option or otherwise) shall also receive a share of Series B Preferred Stock for a purchase price of $.001 per share.

    The Minimum Number of Shares required to be validly tendered and not properly withdrawn is approximately 41,063,980 Shares, based on the foregoing and assuming (i) the Taubman family's Series B Preferred Stock is held to be invalid, as requested in the Complaint, (ii) no shares of Common Stock have been issued in connection with any conversion of Series B Preferred Stock,
(iii) conversion into 7,097,979 shares of Common Stock of all 7,097,979 partnership units of Taubman L.P. which have rights of conversion, (iv) options to purchase 3,200,000 partnership units of Taubman L.P. are exercised and subsequently converted into Common Stock, and (v) that since September 30, 2002 there have been no issuances of additional shares of Common Stock, Series B Preferred Stock or partnership units of Taubman L.P. (other than as described in clauses (iii) and (iv) above), or of additional securities or rights convertible into or exercisable for Common Stock, Series B Preferred Stock or partnership units of Taubman L.P. Based on the foregoing and the assumptions set forth in clauses (ii)-(v) above, but assuming instead that the Series B Preferred Stock maintains its voting rights, the Minimum Number of Shares required to be validly tendered and not properly withdrawn would be greater than the number of Shares outstanding under the existing capital structure of the Company.

    The Taubman family purportedly holds a significant voting stake in the Company that may affect the satisfaction of the Minimum Tender Condition.
SPG Inc. and the Purchaser believe that the Company Board (or a committee of its directors independent of the holders of Series B Preferred Stock) and the Taubman family, each acting as fiduciaries for the common shareholders, could and should take all necessary actions to afford the holders of Shares the ability to satisfy the Minimum Tender Condition, and SPG Inc. and the Purchaser hereby request that they take such action. SPG Inc. and the Purchaser also have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman family and the ability of the Taubman family to vote these shares in order to increase the likelihood that the holders of Shares will be able to satisfy the Minimum Tender Condition.

    EXCESS SHARE CONDITION. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the provisions of
Article III, Section 2, Subsection (d) of the Charter (the "Excess Share Provision") have been amended or waived in such manner that will permit the Purchaser to purchase all of the Shares tendered pursuant to the Offer without triggering the Excess Share Provision (the "Excess Share Condition").

    The Excess Share Provision prohibits any person or entity, subject to certain specified exceptions, from owning greater than 8.23% of the total aggregate value (calculated according to the most recent closing price on the New York Stock Exchange (the "NYSE") or, if unavailable, by the Company Board in its good faith determination) of the outstanding capital stock (the "Ownership Limit"), which includes all outstanding Common Stock and preferred stock of the Company; provided, however, that "look-through entities" may receive an exception granted by the Company Board to increase their Ownership Limit up to 9.9%. Any transfer that would result in any person beneficially owning in excess of the Ownership Limit of the aggregate value of the outstanding Common Stock and preferred stock of the Company, is void from the moment of attempted transfer as to the shares of Common Stock and/or preferred stock of the Company that are in excess of the Ownership Limit, and the intended transferee acquires no rights, including voting rights, in such shares. The Company is required to demand transfer of any stock transferred in excess of the Ownership Limit ("Excess Stock") to a designated agent, acting for the benefit of a charitable organization chosen by the Company Board, who will then sell the Excess Stock in an arm's length transaction, and who will also have the exclusive right to vote the stock prior to sale.

    For a company to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% of the value of the issued and outstanding stock of the company may be owned, directly, or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year other than the first year of the company's qualification as a REIT.

    The Company's Excess Share Provision cannot be waived by the Company Board, absent a Charter amendment, to allow any person to own more than 9.9% of the aggregate value of the Company's outstanding capital stock, subject to certain specified exceptions. Article III, Section 2, Subsection (b) of the Charter provides that actions to be taken by the shareholders of the Company generally require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of capital stock of the Company ("Two-Thirds Shareholder Approval"). Two-Thirds Shareholder Approval is required in order to amend or waive the Excess Share Provision in a manner that would permit the Excess Share Condition to be met.

    Consummation of the Offer would not jeopardize the Company's status as a REIT because neither SPG Inc. nor the Purchaser would be deemed an individual (as defined in the Code) for purposes of the restriction on concentration of ownership of REITs as described above. Accordingly, SPG Inc. and the Purchaser believe that the Company Board (or a committee of its directors independent of the holders of Series B Preferred Stock) and the Taubman family, each acting as fiduciaries for the common shareholders, could and should take all necessary action to amend the Charter in order to satisfy the Excess Share Condition, and hereby request that they take such action. SPG Inc. and the Purchaser also have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman family and the ability of the Taubman family to vote these shares in order to prevent the Taubman family from using its shares to impede an amendment to the Charter which would satisfy the Excess Share Condition.

    The foregoing summary of the Charter is qualified by reference to the text of the Charter filed by the Company with the Securities and Exchange Commission (the "Commission") and which can be examined or copies thereof obtained as set forth in Section 8 (except that copies thereof may not be available at the regional offices of the Commission).

    CONTROL SHARE CONDITION. Consummation of the Offer is conditioned upon full voting rights for all Shares to be acquired by the Purchaser pursuant to the Offer having been approved by the Company's shareholders under Chapter 7B of the MBCA (the "Michigan Control Share Act") or the Purchaser being satisfied, in its sole discretion, that the Michigan Control Share Act is invalid or otherwise inapplicable to the Shares to be acquired by the Purchaser in the Offer (the "Control Share Condition").

    A Michigan corporation may provide in its articles of incorporation or by-laws that it will not be subject to the Michigan Control Share Act; however, based upon its publicly filed Charter and By-Laws, the Company has not done so.

    In general, the Michigan Control Share Act relates to the acquisition by any person or group of voting power of voting shares of an "issuing public corporation", that would increase the voting power of such person or group to or above 1/5, 1/3 or a majority of the total voting power of all the voting shares of the corporation. Under the statute, voting shares acquired in such an acquisition are "Control Shares" (as defined in Section 11 hereof).

    The Michigan Control Share Act provides that an acquiring person may not vote Control Shares unless and until voting rights are approved in each of the following separate votes of the corporation's shareholders:

        (i) by a majority of the votes cast by the holders of shares entitled to vote thereon, and if the proposed Control Share acquisition would, if fully carried out, result in any action which would require a vote as a class or a series, by a majority of the votes cast by the holders of shares of each such class or series entitled to vote thereon, and

        (ii) by a majority of the votes cast by the holders of shares entitled to vote and a majority of the votes cast by the holders of shares of each class or series entitled to vote as a class or series, excluding all Interested Shares (as defined in Section 11 of this Offer to Purchase).

    Unless the Purchaser has been accorded the right to vote the Shares acquired by it pursuant to the Offer, the Shares acquired pursuant to the Offer will not have voting rights. Unless otherwise provided in the corporation's articles of incorporation or by-laws, if the Control Shares are accorded full voting rights and the acquiring person acquires Control Shares with a majority or more of all the voting power, the Michigan Control Share Act provides that any shareholder, other than the acquiring person, is entitled to demand and receive payment for the "fair value" (which shall not be less than the highest price paid by the acquiring person or acquiring group in the Control Share acquisition) of such shareholder's stock in accordance with the dissenters' rights provisions of the Michigan Control Share Act. See Section 11 for a more detailed description of the dissenters' rights provisions of the Michigan Control Share Act.

    Without waiving its right to seek an amendment to the Company's Charter and/or By-Laws opting out of the Michigan Control Share Act, the Purchaser currently intends to deliver to the Company on some future date an acquiring person statement under the Michigan Control Share Act relating to the Offer, together with a demand that a special meeting (the "Control Share Special Meeting") of the Company's shareholders be called at which shareholders of the Company would be asked to approve full voting rights for all Shares to be acquired by the Purchaser pursuant to the Offer or otherwise acquired by the Purchaser or its affiliates that may be deemed to constitute "Control Shares." Pursuant to the Michigan Control Share Act, the Control Share Special Meeting must be called within 10 days, and, if the Purchaser so requests, must be held no sooner than 30 days and no later than 50 days after receipt by the Company of the demand that the Control Share Special Meeting be held.

    THE TENDER OF SHARES INTO THE OFFER DOES NOT CONSTITUTE THE GRANT OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS. THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER, SPG INC. OR ANY OF ITS OTHER SUBSIDIARIES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    The Purchaser intends to solicit proxies at a later date from the shareholders of the Company with respect to the Control Share Special Meeting, if called. The grant of a proxy with respect to the Control Share Special Meeting is not a condition to the tender of Shares in the Offer.

    As discussed above, the Control Share Condition also would be satisfied if the Company Board were to adopt and not rescind an amendment to the By-Laws providing that the Company is not subject to the Michigan Control Share Act. A Michigan corporation may provide in its articles of incorporation or by-laws that it will not be subject to the Michigan Control Share Act; however, based on its publicly filed Charter and By-Laws, the Company has not done so.

    The Taubman family purportedly holds a significant voting stake in the Company that may affect the satisfaction of the Control Share Condition.
SPG Inc. and the Purchaser believe that the Company Board (or a committee of its directors independent of the holders of Series B Preferred Stock) and the Taubman family, each acting as fiduciaries for the common shareholders, could and should take all necessary actions to amend the By-Laws to provide that the Company is not subject to the Michigan Control Share Act, and SPG Inc. and the Purchaser hereby request that they take such action. SPG Inc. and the Purchaser have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman family and the ability of the Taubman family to vote these shares in order to prevent the Taubman family from using its shares to impede the Offer and to increase the likelihood that the holders of Shares will be able to satisfy the Control Share Condition.

    Further, the Control Share Condition would also be met if the Purchaser were satisfied, in its sole discretion, that the Michigan Control Share Act is invalid or otherwise inapplicable to the Offer for any reason. Each of the Purchaser and SPG Inc. also reserves its right to challenge the applicability of the Michigan Control Share Act to the Company and/or the validity of any purported application thereof in order to remove this impediment to the consummation of the Offer.

    BUSINESS COMBINATION CONDITION. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that Chapter 7A of the MBCA (the "Michigan Business Combination Act") will not prohibit for any period of time, or impose any shareholder approval with respect to, the Proposed Merger or any other "Business Combination" (as defined in the Michigan Business Combination Act) involving the Company and the Purchaser or any other affiliate of SPG Inc. (the "Business Combination Condition").

    In general, the Michigan Business Combination Act prohibits Michigan corporations, such as the Company, from engaging in a "Business Combination" (which is defined to include a variety of transactions, including mergers) with an "interested shareholder" (which is defined generally as a person owning at least 10% of the voting stock of a corporation) for a period of five years following the date the person became such an "interested shareholder," unless
(1) the board of directors of the corporation adopts resolutions approving the Business Combination prior to consummation of the Business Combination and prior to the other party to the transaction or its affiliates otherwise becoming "interested shareholders" or (2) each of the following conditions is met:

        (i) an advisory statement is given by the board of directors;

        (ii) the combination is approved by a vote of at least 90% of each class of the voting stock of the company entitled to vote; and

        (iii) the combination is approved by a vote of at least two-thirds of each class of the voting stock of the company entitled to vote, excluding the voting shares owned by the "interested shareholder."

    See Section 11 for a more detailed description of the Michigan Business Combination Act. If the Michigan Business Combination Act applies to the Company, the Purchaser believes that it and SPG Inc. collectively would be deemed to be an "interested shareholder" for purposes of the Michigan Business Combination Act upon consummation of the Offer and that, accordingly, unless the Company Board were to adopt resolutions approving the Offer and the Proposed Merger prior to consummation of the Offer or the conditions set forth in clause
(2) above are satisfied, the Michigan Business Combination Act would prohibit consummation of the Proposed Merger for a period of five years.

    The requirements of the Michigan Business Combination Act do not apply if the Company on May 29, 1984 had an existing interested shareholder, unless the Company opted into the protections of the statute by Company Board resolution or through the provisions of its Charter or By-Laws. Based on publicly available information, the Purchaser does not believe that the Michigan Business Combination Act applies to the Company. However, to the extent that the Michigan Business Combination Act does apply to the Company, SPG Inc. and the Purchaser believe that that the Company Board (or a committee of its directors independent of the holders of Series B Preferred Stock) and the Taubman family, each acting as fiduciaries for the common shareholders, could and should take all necessary actions to provide that the Company will not be subject to the Michigan Business Combination Act, and SPG Inc. and the Purchaser hereby request that they take such action. Each of the Purchaser and SPG Inc. also reserves its right to challenge the applicability of the Michigan Business Combination Act to the Company and/or the validity of any purported application thereof in order to remove this impediment to the consummation of the Offer.

    CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1, 11 AND 14 FOR MORE INFORMATION.

    THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING. SEE
SECTION 12 FOR MORE INFORMATION.

    IN THE EVENT THE OFFER IS NOT CONSUMMATED, THE PURCHASER INTENDS TO EXPLORE ALL OPTIONS, WHICH MAY INCLUDE, WITHOUT LIMITATION, THE ACQUISITION OF SHARES THROUGH OPEN MARKET PURCHASES, PRIVATELY NEGOTIATED TRANSACTIONS, A TENDER OFFER OR EXCHANGE OFFER OR OTHERWISE, UPON SUCH TERMS AND AT SUCH PRICES AS IT SHALL DETERMINE, WHICH MAY BE MORE OR LESS THAN THE PRICE PAID IN THE OFFER. THE PURCHASER ALSO RESERVES THE RIGHT TO DISPOSE OF SHARES.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in
Section 4 on or prior to the expiration of the Offer. The term "Expiration Date" means 12:00 midnight, New York City time, on January 17, 2003, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

    The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Excess Share Condition, the Control Share Condition, the Business Combination Condition, and all the other conditions set forth in Section 14. The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive the Minimum Tender Condition or any other condition of the Offer. If the Minimum Tender Condition or any of the other conditions set forth in the Introduction or
Section 14 has not been satisfied by 12:00 midnight, New York City time, on January 17, 2003 (or any other time then set as the Expiration Date), the Purchaser may elect to:

        (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

        (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the expiration of the Offer; or

        (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

    The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

    Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

        (1) terminate or amend the Offer if any of the conditions referred to in the Introduction has not been satisfied or upon the occurrence of any of the events specified in Section 14; or

        (2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

    The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including
Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the PR Newswire.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

    IF, ON OR BEFORE THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

    Under Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length after the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of Shares in the Offer, during which shareholders would be able to tender Shares not tendered in the Offer.

    During a Subsequent Offering Period, tendering shareholders would not have withdrawal rights and the Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things:

        (1) the initial 20-business day period of the Offer has expired,

        (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer,

        (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration,

        (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and

        (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

If the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

    THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. UNDER RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    A request is being made to the Company under Rule 14d-5 of the Exchange Act and under the MBCA for use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if the Company so elects, the materials will be mailed by the Company.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in
Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility (as defined below)), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole "or from time to time" in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See Introduction and Section 14 for more information. The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions discussed in the Introduction has not been satisfied or upon the occurrence of any of the events specified in Section 14.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

        (1) the Share certificates ("Share Certificates") representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3;

        (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

        (3) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the

Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

    REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if:

        (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or

        (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for more information. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal for more information.

    If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

        (3) within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery (a) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary, transmitted by telegram or facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

        (1) Share Certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares, and

        (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to "backup withholding" at a rate of 30% unless a shareholder that holds Shares:

        (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or

        (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal for more information.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints Stephen E. Sterrett, Executive Vice President and Chief Financial Officer of SPG Inc., James M. Barkley, Secretary and General Counsel of SPG Inc., and Shelly J. Doran, Vice President of Investor Relations of SPG Inc., or any one of them, and any individual designated by any one of them, and each of them individually, as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares. See Section 14 for more information.

    The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. THE GRANT OF A PROXY WITH RESPECT TO THE CONTROL SHARE SPECIAL MEETING IS NOT A CONDITION TO THE TENDER OF SHARES INTO THE OFFER. See the Introduction, Section 14 and Section 17 for more information.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, SPG L.P., SPG Inc. or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after February 2, 2003 (or such later date as may apply in case the Offer is extended). If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, SPG L.P., SPG Inc. or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

    The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

    Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gain will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

    Generally, a tendering non-U.S. shareholder is not subject to U.S. federal income tax on gains recognized in connection with cash received pursuant to the Offer or in the Proposed Merger, unless such non-U.S. shareholder held more than 5% of the class of the Company stock at some time within the last 5 years.

    Non-U.S. shareholders are generally not subject to U.S. federal income tax on gains from disposition of the Shares unless such Shares are a U.S. real property interest in the hands of such shareholder under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. The Shares are not a U.S. real property interest subject to FIRPTA tax if the Company is a domestically-controlled REIT, that is, if at all times during the last 5 years less than 50% in value of the capital stock of the Company has been held by non-U.S. shareholders. We believe, based on the public information available to us, that the Company is a domestically-controlled REIT. Since the Shares are publicly traded, however, no assurance can be given that the Company is a domestically controlled REIT. Even if the Company is not a domestically controlled REIT, the Shares are not a U.S. real property interest subject to FIRPTA tax to a non-U.S. shareholder, unless such shareholder held more than 5% of the capital stock of the Company, due to the fact that stock of the Company is regularly traded on the NYSE, an established securities exchange. In the event the Company is not domestically controlled as it at present appears to be, the Purchaser would be obligated to withhold 10% of the cash payable pursuant to the Offer to a tendering non-U.S. shareholder who held more than 5% of the stock of the Company, and to remit such amount to the IRS on behalf of such non-U.S. shareholder. Such non-U.S. shareholder may be entitled to a refund if it is determined that the amount withheld exceeds such non-U.S. shareholder's U.S. tax liability.

    Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if, among other conditions, the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. Gain from selling the Shares may also be taxable to foreign corporations if such gain is effectively connected with their U.S. trade or business. The branch profits tax may also apply to such a foreign corporation's effectively connected income under certain circumstances.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

    SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    DISSENTERS' RIGHTS. A shareholder that exchanges all of its Shares for cash in connection with dissenters' rights under the Michigan Control Share Act will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received by the shareholder for its Shares and the aggregate adjusted tax basis in the Shares exchanged by the shareholder. If the exchanged Shares are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be treated as capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. Any long-term capital gain recognized by a tendering non-corporate shareholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to "backup withholding" at a rate of 30% unless a shareholder that holds Shares:

        (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or

        (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Shareholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption. See Instruction 10 of the Letter of Transmittal for more information.

6.  PRICE RANGE OF THE SHARES.

    According to the Company's Form 10-K for the period ended December 31, 2001, the Shares are listed and traded principally on the NYSE under the symbol "TCO." The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on the NYSE as reported in the Company's Annual Reports for the fiscal years ended December 31, 2000, and December 31, 2001, and as reported by the PR Newswire thereafter.

                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
2000:
  First Quarter.............................................   $12.63     $ 9.75
  Second Quarter............................................    12.19      10.25
  Third Quarter.............................................    11.94      10.56
  Fourth Quarter............................................    11.63      10.38
2001:
  First Quarter.............................................    12.26      10.75
  Second Quarter............................................    14.00      12.02
  Third Quarter.............................................    14.13      11.63
  Fourth Quarter............................................    15.80      12.80
2002:
  First Quarter.............................................    15.75      14.78
  Second Quarter............................................    15.98      14.26
  Third Quarter.............................................    15.20      13.31
  Fourth Quarter (through December 4, 2002).................   $16.99     $12.58

    On October 15, 2002, the last trading day prior to SPG Inc.'s private communication to the Company expressing its interest in pursuing a business combination, the closing price of a share of Common Stock on the NYSE was $13.32 per share. On December 4, 2002, the last trading day before the commencement of the Offer, the closing price of a share of Common Stock on the NYSE was $16.46 per share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

    NYSE LISTING. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400, (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares,
(3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (4) the Company's total global market capitalization was less than $50 million and total shareholders' equity was less than $50 million,
(5) the Company's average global market capitalization over a consecutive 30-trading-day period was less than $15 million or (6) the average closing price per Share was less than $1.00 over a consecutive 30-trading-day period. If, as result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governor of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section 11 for more information. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of the Purchaser, SPG Inc., its affiliates, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, SPG Inc., its affiliates, the Dealer Manager, the Information Agent or the Depositary.

    According to its Form 10-K for the year ended December 31, 2001, the Company was incorporated in the State of Michigan in 1973, and shares of the Company were first issued to the public in 1992. The principal executive offices of the Company are located at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303 and its telephone number is (248) 258-6800.

    According to the Company's Form 10-Q for the quarter ended September 30, 2002, the Company is a REIT under the Code, and is the managing general partner of Taubman L.P. Taubman L.P. is an operating subsidiary that engages in the ownership, management, leasing, acquisition, development, and expansion of regional retail shopping centers and interests therein.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND SPG INC.

    SPG Inc. is a self-administered and self-managed REIT under the Code. SPG L.P. is a subsidiary and the primary operating partnership of SPG Inc. SPG L.P. is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. Through its affiliated management companies, SPG L.P. provides architectural, design, construction and other services to the properties SPG Inc. owns or in which SPG Inc. holds an interest, as well as certain other regional malls and community shopping centers owned by third parties. SPG Inc. and SPG L.P. own or hold an interest in 248 income-producing properties in the United States, which consist of 170 regional malls, 69 community shopping centers, four specialty retail centers and five office and mixed-use properties in 36 states. SPG Inc. and SPG L.P. also own an interest in five parcels of land held for future development. In addition, SPG Inc. and SPG L.P. have ownership interests in eight additional retail real estate properties operating in Europe and Canada. SPG Inc.'s principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204, and its telephone number is (317) 636-1600.

    The Purchaser is a Delaware corporation organized in November 2002 with its principal offices located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204. The telephone number of the Purchaser is
(317) 636-1600. The Purchaser is a wholly owned direct subsidiary of SPG Inc. The Purchaser has not carried on any activities other than in connection with this Offer to Purchase.

    The Purchaser is not subject to the informational filing requirements of the Exchange Act, and, accordingly, it does not file reports or other information with the Commission relating to its business, financial condition and other matters.

    SPG Inc. is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. SPG Inc.'s filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

    Because the consideration offered consists solely of cash, the Offer is not subject to any financing condition and the Offer is for all of the outstanding Shares, the Purchaser believes that the financial condition of the Purchaser, SPG Inc. and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

    The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of SPG Inc. and the Purchaser are set forth in Schedule I of this Offer to Purchase.

    Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of the Purchaser or SPG Inc. or, to the knowledge of the Purchaser or SPG Inc., any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of SPG Inc. or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) none of the Purchaser, or SPG Inc. or, to the knowledge of the Purchaser or SPG Inc., any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, (i) none of the Purchaser or SPG Inc. or, to the knowledge of the Purchaser or SPG Inc., any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between Purchaser, SPG Inc. or any of SPG Inc.'s other subsidiaries or, to the knowledge of Purchaser or SPG Inc., any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officer, directors and/or affiliates, on the other hand.

    Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, SPG Inc. or any of SPG Inc.'s other subsidiaries or, to the knowledge of Purchaser or SPG Inc., any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    None of the Purchaser, SPG Inc. or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Purchaser, SPG Inc. or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    On October 16, 2002, David Simon, Chief Executive Officer of SPG Inc., called Robert S. Taubman, Chairman of the Company Board and President and CEO of the Company, to express SPG Inc.'s interest in pursuing a business combination between SPG Inc. and the Company. Later that day, Mr. Simon sent a letter to Mr. Taubman containing a written proposal describing SPG Inc.'s interest in a business combination with the Company:

       October 16, 2002
       Robert S. Taubman
       Chairman of the Board, President
       and Chief Executive Officer
       Taubman Centers, Inc.
       200 East Long Lake Road, Suite 300
       Bloomfield Hills, Michigan 48303

       Dear Bob:

           As you know from our conversations over the last few years, I have long admired Taubman Centers, Inc. and the wonderful portfolio of properties built by you and your family. I would like to discuss with you Simon Property Group's proposal to acquire immediately all of the publicly traded stock of Taubman Centers, Inc. for cash consideration that represents an attractive premium to your common shareholders. In addition, if your limited partners decide to participate, we will make an equally attractive offer to combine their holdings into Simon's operating partnership on a basis that affords both tax efficiencies and liquidity.

           We believe that a business combination of Simon and Taubman is compelling, and most importantly, will produce substantial and immediate value for your shareholders. In addition, your limited partners will have the opportunity to convert their holdings to units in the Simon operating partnership on the same economic basis or choose to remain limited partners in the Taubman partnership. It is my personal hope that you, your family and Taubman's board will share our enthusiasm for a combination of our companies and that we can move forward quickly.

           Because of the importance of this matter, I would like to present this proposal to you in person as soon as possible. At our meeting, I will be prepared to discuss price and other specific components of our proposal, and address any questions you may have about the transaction. I will contact you shortly to arrange a meeting.

       Sincerely,
       /s/ David Simon

    On October 21, 2002, Mr. Taubman returned Mr. Simon's phone call from earlier that day and indicated that he had no interest in having any discussions or meetings regarding SPG Inc.'s proposed business combination.

    On October 22, 2002, Mr. Simon sent the following letter to Mr. Taubman:

       October 22, 2002
       Robert S. Taubman
       Chairman of the Board, President
         and Chief Executive Officer
       Taubman Centers, Inc.
       200 East Long Lake Road, Suite 300
       Bloomfield Hills, Michigan 48303

       Dear Bob:

           I am genuinely disappointed by your response to my October 16, 2002 letter, your refusal to meet with me, and your decision to reject out-of-hand our proposal to buy the public shares of Taubman
       Centers, Inc. (the "Company") at a very significant premium to their current market price. At a minimum, I thought you would want to meet with me to discuss the specifics of our proposal. Given the current state of the financial markets and considering Simon's financial wherewithal and our demonstrated ability to close deals and add value, our proposal represents a financial opportunity for your shareholders that merits careful consideration.

           Although I very much wanted to describe our proposal to you in person, I am instead setting out its basic terms in this letter, so that you and your board can review it carefully. We are prepared to pay $17.50 for each share of Company common stock in cash. We are also willing to provide equivalent value to the holders of all outstanding limited partnership interests in The Taubman Realty Group Limited Partnership (the "Operating Partnership") and allow them to exchange those interests for limited partnership units in Simon's operating partnership on a tax efficient basis or, at their option, remain limited partners in your Operating Partnership.

           Specifically, Simon would acquire all of the Company's outstanding publicly held common stock pursuant to a merger agreement. The individual steps to accomplish this merger would be as follows:

               1. Simon (or its affiliate) would make a tender offer to purchase all of Taubman's common stock for $17.50 per share, net to each seller in cash.

               2. As promptly as practicable after consummation of the tender offer, an affiliate of Simon would merge with the Company, and each non-tendering share of Company common stock would be converted into the right to receive $17.50 per share in cash.

           We are also prepared to purchase, either for cash or through an exchange of partnership interests, all limited partnership interests in the Operating Partnership, which would include the acquisition of the Company's Series B preferred stock. However, if your family and the other limited partners would prefer to remain limited partners in the Operating Partnership, we are prepared to accommodate that desire while at the same time making our proposal available to holders of the Company's publicly held common stock.

           Our $17.50 per share all cash offer represents a price never before realized in the Company's ten year trading history and affords your shareholders a 30% premium to today's closing price, as well as a premium to Wall Street's consensus net asset value for the Company. This proposal is not subject to the receipt of financing or any due diligence investigation of the Company and its subsidiaries or any requirement that the limited partners exchange their interests.

           We are well aware that the Company's charter contains an "excess share provision" that prohibits the purchase of more than 8.23% of the aggregate value of the Company's stock and that the board of directors can only waive application of this provision to permit a purchase of up to 9.9% of aggregate value. This provision, ostensibly for the purpose of preserving the Company's status as a REIT, goes well beyond what is necessary for that purpose and stands between the Company's shareholders and their ability to realize a substantial premium for their shares. Our proposal, therefore, must be conditioned on the inapplicability of the Company's excess share provision to our bid. In this regard, we note that Simon's acquisition of Company securities need not jeopardize the Company's status as a REIT, and we therefore believe that the Company's board of directors, as fiduciaries, must take steps to amend the Company's charter to allow our proposal to go forward for the benefit of the Company's common shareholders. We also believe it is the responsibility of the holders of the Series B Preferred Stock to approve such an amendment so as not to impede the ability of the Company's common shareholders to receive a significant premium, particularly given the fact that our proposal allows the limited partners of the Operating Partnership the option to either convert their holdings on a tax efficient basis or remain in their existing structure.

           While this letter outlines the basic terms of our proposal, we are ready to work diligently with you and your team to finalize all other terms of the deal.

           Bob, I know this is a difficult subject for you personally, but our proposal, which is intended to bring immediate and substantial value to the Company's shareholders, warrants your serious and immediate attention. I am confident that given the opportunity to meet with you, we could finalize a mutually beneficial transaction between our two great companies.

           I will call you in the next few days, giving you sufficient time to review this letter, so that we can agree on a time and place for a meeting.

                                          Sincerely,
                                          /s/ David Simon

    On October 25, 2002, Mr. Simon placed a call to Mr. Taubman's office and left word requesting that Mr. Taubman return the call. On the evening of October 28, 2002, Mr. Taubman called Mr. Simon at his residence and read to Mr. Simon the following letter which Mr. Taubman then sent to Mr. Simon:

                                          October 28, 2002

       David Simon
       Chief Executive Officer
       Simon Property Group
       115 West Washington Street
       Indianapolis, Indiana 46204

       Dear David,

           This will respond to your letter dated October 22, 2002. The Board of Directors of Taubman Centers has met and with the advice of its outside financial and legal advisors, has considered your unsolicited proposal. The Board is unanimous in concluding that the company has no interest whatsoever in pursuing a sale transaction, and that discussion as to such a transaction would not be productive.

       Sincerely,
       /s/ Robert S. Taubman
       Chairman, President and Chief Executive Officer

    After reading the letter, Mr. Taubman stated he would resist any attempt by SPG Inc. to acquire the Company.

    On November 1, 2002, Mr. Simon's office called Mr. Taubman's office requesting a meeting with Mr. Taubman during the NAREIT national conference.

    On November 5, 2002, in response to Mr. Simon's request of November 1, 2002, Mr. Taubman conveyed in a telephone conversation with Mr. Simon that he would be willing to meet with Mr. Simon as long as there would be no discussion about the contents of Mr. Simon's recent letters to Mr. Taubman.

    On November 6, 2002, at the NAREIT national conference Mr. Simon offered to provide Mr. Taubman further details regarding SPG Inc.'s offer to acquire the Company and reinforced SPG Inc.'s willingness to accommodate the needs of the Taubman family. Mr. Taubman refused to engage in any discussions about a possible sale of the Company to SPG Inc.

    On November 13, 2002, SPG Inc. delivered a letter to the Company Board setting forth the terms of its proposed business combination with the Company, and calling on the Company Board for assistance in surmounting the obstacles presented by the Company's corporate governance structure to such a business combination. This letter also was publicly disclosed by means of the following press release:

       INDIANAPOLIS, Nov. 13--Simon Property Group, Inc. (NYSE: SPG) today made a written offer to acquire Taubman Centers, Inc. (NYSE: TCO) for $17.50 per share in cash, a substantial current premium and a price higher than Taubman Centers shares have ever traded. The letter sent today to the Board of Directors of Taubman Centers by David Simon, Chief Executive Officer of Simon Property Group, follows:

       Dear Members of the Board of Directors:

       As you may know, we recently made a written offer to Robert S. Taubman to pay $17.50 in cash for each share of Taubman Centers, Inc. (the "Company") common stock. Our all-cash offer would deliver to all Taubman shareholders a substantial premium--approximately 18% above yesterday's closing price and 30% above the price on the day we initially made our offer--and it exceeds the highest price at which Taubman shares have ever traded. Our offer represents a compelling strategic and financial transaction that would produce substantial and immediate value for all of your shareholders. We can move quickly since our offer is not subject to the receipt of financing or any due diligence investigation of the Company.

       On several occasions, we have communicated our offer to Mr. Taubman and suggested that we have an opportunity to discuss it with the members of Taubman's board of directors. We wrote Mr. Taubman on October 16, 2002, to request a meeting to present our offer. He refused to meet. On
       October 22, 2002, we again wrote Mr. Taubman, this time setting forth the basic terms of our offer. Once again, he refused even to have a discussion, writing to us on October 28, 2002, that "the Company has no interest whatsoever in pursuing a sale transaction . . ."

       We are dismayed that Mr. Taubman continues in his refusal even to discuss our offer--or indeed any sale transaction, particularly in light of the fact that we have expressed a willingness to be very flexible with respect to the structure of the proposed transaction. The offer is not conditioned upon any participation by the Taubman family. Instead we have agreed to accommodate any desire by the Taubman family to retain its economic interest in the Taubman Realty Group Limited Partnership, or, at their option, to participate in the transaction, and receive either cash or equivalent value for their existing partnership interests by exchanging them on a tax efficient basis for partnership interests in the Simon operating partnership.

       Since the Taubman family can choose to (1) retain its current Taubman partnership units, (2) convert into Simon partnership units, or (3) sell for cash, we can only conclude that Mr. Taubman's refusal even to discuss our offer reflects the Taubman family's desire not to permit the Company to be sold under any circumstances. While it is entirely appropriate for the Taubman family to retain the right to choose between various options with respect to the treatment of its own partnership units, it is improper for these insiders to prevent public shareholders from choosing to receive a premium for their shares.

       Mr. Taubman apparently believes the Taubman family is not accountable to the public shareholders because of the family's claimed blocking position--via the Series B preferred stock--which was surreptitiously issued in a "restructuring" transaction many years after the Company's initial public offering without either proper disclosure or a shareholder vote. We question both the propriety and validity of a transaction which attempts to transfer to the Taubman family control and a permanent veto over material decisions that rightfully belong to the public shareholders of Taubman--such as an all-cash, premium offer to acquire the Company.

       The effect of the Series B preferred stock, for which the Taubman family paid a total of only $38,400.00, is to disenfranchise the public shareholders. This entrenchment device is a permanent corporate governance defect embedded in the Company's structure--and it continues to hurt the public shareholders. Indeed, between the time the Series B shares were issued to the Taubman family in 1998 and our October 22 offer letter, the price of Taubman common shares has fallen by 4%.

       We understand that the obstacles created in the governance structure by the Taubman family, at the expense of the public shareholders, are significant. However, with the cooperation of the Board of Directors, acting as fiduciaries for the common shareholders, we believe these obstacles are surmountable. We also trust that undisclosed economic or governance burdens have not been, and will not be, imposed on Taubman in response to our offer or otherwise.

       We hope the Board will agree with us that our offer provides an excellent opportunity for Taubman shareholders to realize immediate liquidity and full value for their shares to an extent not likely to be available to them in the marketplace or in any alternative transaction. At a time when good corporate governance is particularly important to investors, we seek your help in restoring the rights of the public shareholders of Taubman.

       We prefer to complete this acquisition through a negotiated transaction. We stand ready to make a detailed presentation of our offer to the Board and to answer any questions you may have.

       Very truly yours,
       David Simon
       Chief Executive Officer

    Within one hour of SPG Inc.'s November 13, 2002 press release, the Company categorically rejected SPG Inc.'s proposal pursuant to the following press release:

       Bloomfield Hills, Michigan, November 13, 2002--Taubman Centers, Inc. (NYSE: TCO) confirmed today that it has received an unsolicited proposal from Simon Property Group, Inc. (NYSE: SPG) seeking to acquire control of the Company. Taubman Centers said that its Board of Directors had previously met and, with the advice of its outside financial and legal advisors, had considered the proposal. The Board unanimously concluded that Taubman Centers has no interest in pursuing a sale transaction and that discussions regarding such a transaction would not be productive.

       The Taubman family, large economic stakeholders with voting control of more than 30% of Taubman Centers, has also confirmed that it has no interest in pursuing a sale of the Company. A sale or other extraordinary transaction would require a 2/3rds affirmative vote.

       The Company stated, "The Taubman Centers Board of Directors has unanimously rejected this proposal. In addition, the Taubman family has informed the Board that it is categorically opposed to the sale of the Company. Given the family's position, any efforts to purchase Taubman Centers would not be productive." Goldman, Sachs & Co. is acting as financial advisor and the law firm of Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

    On December 5, 2002, the Purchaser commenced the Offer.

    On December 5, 2002, SPG Inc. and the Purchaser filed the Complaint in the United States District Court for the Eastern District of Michigan against the Company, the Company Board and certain members of the Taubman family. See the Introduction for more information as to the Complaint.

TRANSACTIONS WITH THE COMPANY

    Certain affiliates of SPG Inc. and the Company, along with certain other entities, were members in MerchantWired, LLC, a limited liability company formed for the purpose of providing high speed broad band networks to retailers for retail stores throughout the United States. As of September 2002, the members of MerchantWired elected to discontinue operations.

    In September 2000, certain affiliates of SPG Inc. and the Company, along with certain other real estate companies, formed Constellation Real Technologies, LLC for the purpose of incubating or acquiring real estate related internet, e-commerce or telecommunications enterprises. Currently, the only significant business investment of this entity is in FacilityPro, a service provider to the real estate industry.

    Certain affiliates of SPG Inc. and the Company, along with an affiliate of The Mills Corporation, a publicly traded REIT, were each partners in the Arizona Mills shopping center property, which is located in Phoenix, Arizona. In the first quarter of 2002, the Company and The Mills Corporation affiliates acquired the SPG Inc. affiliate's partnership interest in the Arizona Mills shopping center property for cash.

TRANSACTIONS INVOLVING COMPANY SHARES.

    As of December 4, 2002, SPG Inc. and the Purchaser are the record holders of 11,000 Shares, in the aggregate. On November 15, 2002, SPG Inc. purchased 1,000 Shares at a purchase price of $16.90 per Share in open market transactions. On November 27, 2002, the Purchaser purchased 5,500 Shares at a purchase price of $16.20 per Share in open market transactions. Additionally, on November 27, 2002, SPG Inc. purchased 2,700 Shares at a purchase price of $16.20 per Share and 1,800 Shares at a purchase price of $16.09 per Share, each in open market transactions. The Shares owned by SPG Inc. and the Purchaser represent less than ..01 percent of the total outstanding Shares.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATE ANTI-TAKEOVER LAWS.

    GENERAL. The purpose of the Offer is for SPG Inc. to acquire control of, and ultimately all the Common Stock of the Company. If the Offer is consummated, the Purchaser currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate the Proposed Merger with the Purchaser or another subsidiary of SPG Inc. pursuant to which each then outstanding Share (other than Shares held by the Purchaser, SPG Inc. or its other subsidiaries) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest. However, certain provisions of the MBCA, the Charter and the By-Laws may impede the ability of the Purchaser to obtain control of the Company and to consummate the Proposed Merger. Accordingly, the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares acquired by the Purchaser pursuant to the Offer and whether the Minimum Tender Condition, the Excess Share Condition, the Control Share Condition, the Business Combination Condition and the other conditions to the Offer set forth in the Introduction and Section 14 have been satisfied.

    At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by the Purchaser, SPG Inc. or SPG Inc.'s other subsidiaries) would be converted into an amount in cash equal to the highest price per Share paid in the Offer. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock would remain outstanding following consummation of the Proposed Merger.

    The Purchaser and SPG Inc. currently intend to pursue the Proposed Merger following consummation of the Offer. The Purchaser, however, reserves the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving the Company in which the Shares not owned by the Purchaser, SPG Inc. or SPG Inc.'s other subsidiaries would be converted into shares of SPG Inc. common stock and/or other securities or consideration, or exchanged for cash.

    COMPANY BOARD AND SHAREHOLDER APPROVAL. In general, pursuant to the MBCA, the approval of both the shareholders and the board of directors of a corporation is required to effect a merger of that corporation with or into another corporation. If the Offer is consummated, the Purchaser currently intends to effect the Proposed Merger as a second-step merger promptly thereafter. As described above, the Proposed Merger can only be effected with the approval of the Company Board and the shareholders. If the Minimum Tender Condition, the Excess Share Condition, the Control Share Condition, the Business Combination Condition and the other conditions to the Offer set forth in the

Introduction and Section 14 are satisfied, the Purchaser will own (together with Shares owned by SPG Inc. or any of its other subsidiaries) Shares representing at least two-thirds ( 2/3) of the total voting power of the Company following consummation of the Offer, and will thus have the voting power necessary to assure approval of the Proposed Merger by the Company's shareholders and to elect a majority of the members of the Company Board.

    The Purchaser believes that, if the conditions set forth in the Introduction and Section 14 are satisfied, it should be able to implement the Proposed Merger. Nevertheless, the Purchaser can give no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.

    The Offer does not constitute a solicitation of proxies for any meeting of the Company's shareholders. Any such solicitation which the Purchaser, SPG Inc. or SPG Inc.'s other affiliates might make would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

    ANTI-TAKEOVER LAWS. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer (including the Michigan Control Share Act and the Michigan Business Combination Act) and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right.

    MICHIGAN CONTROL SHARE ACT. Chapter 7B of the MBCA contains the Michigan Control Share Act. A Michigan corporation may provide in its articles of incorporation or by-laws that it will not be subject to the Michigan Control Share Act; however, based upon its publicly filed Charter and By-Laws, the Company has not done so. In general, the Michigan Control Share Act relates to the acquisition by any person or group of voting power over voting shares of an "issuing public corporation," that would increase the voting power of such person or group, to or above one-fifth ( 1/5), one-third ( 1/3) or a majority of the total voting power of all the voting shares of the corporation. Under the statute, voting shares acquired in such an acquisition are "Control Shares" (as defined below).

    The Michigan Control Share Act provides that an acquiring person may not vote Control Shares unless and until voting rights are approved in each of the following separate votes of the corporation's shareholders:

       (i) by a majority of the votes cast by the holders of shares entitled to vote thereon, and if the proposed Control Share acquisition would, if fully carried out, result in any action which would require a vote as a class or a series, by a majority of the votes cast by the holders of shares of each such class or series entitled to vote thereon, and

       (ii) by a majority of the votes cast by the holders of shares entitled to vote and a majority of the votes cast by the holders of shares of each class or series entitled to vote as a class or series, excluding all Interested Shares.

Subject to certain exceptions, Chapter 7B provides that once a person proposes to make or makes a Control Share acquisition and delivers an acquiring person statement to the corporation, the directors of the corporation must call a special meeting of shareholders to consider whether, and to what extent, the Control Shares may be voted.

    "Control Shares" means voting shares that, when added to all other shares of the corporation owned by a person (or as to which such person may exercise direct voting power), would permit such person (directly or indirectly, alone or as part of a group) to exercise or direct the exercise of voting power of a corporation equal to or greater than one-fifth ( 1/5), one-third ( 1/3) or a majority of the voting power of the corporation. An acquisition of shares is not considered a Control Share acquisition under certain circumstances, including where the acquisition is part of a merger or share exchange if the corporation is a party to the agreement of merger or share exchange.

    "Interested Shares" means shares that are entitled to vote under the Michigan Control Share Act and in respect of which any of the following persons may exercise or direct the exercise of such voting power: (a) an acquiring person or a member of a group with respect to a Control Share acquisition,
(b) any officer of the corporation, or (c) any employee of the corporation who is also a director.

    If authorized by the corporation's articles of incorporation or bylaws:
(i) Control Shares acquired in a Control Share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time during the period ending 60 days after the end of the Control Share acquisition at "fair value" (as defined below); and (ii) Control Shares acquired in a Control Share acquisition which are not accorded full voting rights by the shareholders (as described above), may be redeemed by the corporation at "fair value." "Fair value" is defined as a value not less than the highest price paid per share by the acquiring person in the Control Share acquisition. Unless provided otherwise in the corporation's articles of incorporation or by-laws before the Control Share acquisition occurs, in the event that Control Shares acquired in a Control Share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation ("Dissenting Events"), any shareholder of the corporation, other than the acquiring person (such shareholders, "Dissenting Shareholders"), is entitled to demand and receive payment for the "fair value" of such shareholder's shares in accordance with the dissenters' rights provisions of the MBCA. See RIGHTS OF DISSENTING SHAREHOLDERS IN CONNECTION WITH THE A CONTROL SHARE ACQUISITION below for a description of procedures required for exercise of dissenting shareholder rights in connection with Dissenting Events relating to a Control Share acquisition.

    Without waiving its right to seek an amendment to the Company's Charter and/or By-Laws opting-out of the Michigan Control Share Act, the Purchaser currently intends to deliver to the Company on some future date an acquiring person statement under the Michigan Control Share Act relating to the Offer, together with a demand that the Control Share Special Meeting of the Company's shareholders be called at which shareholders of the Company would be asked to approve full voting rights for all Shares to be acquired by the Purchaser pursuant to the Offer or otherwise acquired by the Purchaser or its affiliates that may be deemed to constitute Control Shares. Pursuant to the Michigan Control Share Act, the Control Share Special Meeting must be called within
10 days, and, if we so request, must be held no sooner than 30 days and no later than 50 days after receipt by the Company of the demand that the Control Share Special Meeting be held.

    The Purchaser believes that if the Control Share Condition is satisfied, the Michigan Control Share Act will not be an impediment to consummating the Proposed Merger.

    MICHIGAN BUSINESS COMBINATION ACT. Chapter 7A of the MBCA contains the Michigan Business Combination Act. In general, the Michigan Business Combination Act prohibits Michigan corporations subject to the provisions thereof, from engaging in a "Business Combination" (which is defined to include a variety of transactions, including mergers) with an "interested shareholder" (as defined below) for a period of five years following the date the person became such an "interested shareholder", unless (1) prior to the time the person first became an "interested stockholder" the board of directors of the corporation adopts resolutions approving the Business Combination or (2) each of the following conditions is met: (i) an advisory statement is given by the board of directors;
(ii) the Business Combination is approved by a vote of at least 90% of each class of the voting stock of the corporation entitled to vote; and (iii) the Business Combination is approved by a vote of at least two-thirds of each class of the voting stock of the corporation entitled to vote, excluding the voting shares owned by the "interested shareholder".

    If an "interested shareholder" is unable to meet either of the conditions set forth above, it can still engage in the Business Combination if the following requirements are met: (a) specified fair price criteria are fulfilled, as described below; (b) the consideration to be given to the shareholders is in cash or in the form the "interested shareholder" paid for shares of the same class or series; and (c) between the time the "interested shareholder" becomes an "interested shareholder" and before the consummation of the Business Combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the "interested shareholder" does not receive any financial assistance or tax advantage from the corporation other than proportionally as a shareholder;
(4) the "interested shareholder" does not become the beneficial owner of any additional shares of the corporation; and (5) at least five years have elapsed.

    The Michigan Business Combination Act's fair price criteria include the following: (a) the aggregate amount of the cash and market value of the non-cash consideration to be received by the holders of common stock is at least as much as the higher of (1) the highest price the interested shareholder paid for stock of the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, and (2) the market value of stock of the same class or series on the announcement date or on the determination date; and (b) the aggregate amount of the cash and market value of the non-cash consideration to be received by holders of stock other than common stock is at least as much as the highest of (1) the highest price the interested shareholder paid for the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, (2) the highest preferential amount per share to which the holders of such stock are entitled in the event of any liquidation, dissolution, or winding up of the corporation, and
(3) the market value of stock of the same class or series on the announcement date or on the determination date.

    An "interested shareholder" is generally defined to mean any person that:
(a) is the owner of 10% or more of the outstanding voting stock of such corporation, or (b) is an affiliate of a corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date.

    The requirements of the Michigan Business Combination Act do not apply if the Company on May 29, 1984 had an existing interested shareholder, unless the Company opted into the protections of the statute by Company Board resolution or through the provisions of its Charter or By-Laws. Based on publicly available information, the Purchaser does not believe that the Michigan Business Combination Act applies to the Company. However, to the extent that the Company has opted into the protections of the Michigan Business Combination Act, each of the Purchaser and SPG Inc. reserves the right to challenge the applicability of the Michigan Business Combination Act to the Company and/or the validity of any purported application thereof. The Purchaser believes that, if the Business Combination Condition is satisfied, the Michigan Business Combination Act will not be an impediment to consummating the Proposed Merger.

    RIGHTS OF DISSENTING SHAREHOLDERS IN CONNECTION WITH A CONTROL SHARE ACQUISITION. If Dissenting Events (as defined above) occur in connection with a Control Share acquisition that is subject to the Michigan Control Share Act, any record holder of shares who follows the procedures described below will be entitled to receive "fair value" for their shares under applicable dissenters' rights provisions of Michigan corporate law (the "Control Share Dissenters' Rights Provisions"). If a corporation has provided in its by-laws or articles of incorporation that it will not be subject to the Michigan Control Share Act, dissenters' rights are not available. In connection with a Control Share acquisition that is subject to the Michigan Control Share Act, set forth below is a summary of the principal steps to be taken if dissenters' rights are available and the right to dissent is to be exercised.

    If Dissenting Events occur, the corporation is required to send a written notice (the "Dissenters' Notice") to the Dissenting Shareholders advising them that they have the right to receive the "fair value" (as defined above) of their shares and making an offer to purchase their shares at a price deemed by the corporation to be the fair value. In addition, the Dissenters' Notice must:

    (i) supply a form for payment demand which includes the date of the first announcement to news media or to shareholders that the Dissenting Events have occurred, and requires that the Dissenting Shareholder certify whether or not beneficial ownership of his or her shares was acquired before such date;

    (ii) state where the payment demand and certificates for the shares must be sent; and

   (iii) set a date by which the corporation must receive the payment demand and certificates representing the Dissenting Shareholder's shares, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered.

    The Dissenting Shareholder must

    (i) demand payment,

    (ii) certify whether beneficial ownership of his or her shares was acquired prior to the date set forth in the Dissenters' Notice, and

   (iii) deposit the certificates representing his or her shares, all in accordance with the terms of the Dissenters' Notice, in order to preserve statutory dissenters' rights.

A Dissenting Shareholder who demands payment and deposits stock certificates in accordance with the terms of the Dissenters' Notice retains all other rights as a shareholder until the rights are cancelled or satisfied. A Dissenting Shareholder who fails to demand payment or deposit stock certificates as required by the Dissenters' Notice by the respective dates set forth therein is not entitled to payment for his or her shares by the corporation.

    After the demand for payment is received, the corporation is required to pay to each Dissenting Shareholder who has met all statutory conditions the "fair value" of his or her shares, plus interest, which must be accompanied by certain information, including valuation information, required by the Control Share Dissenters' Rights Provisions. However, the corporation may elect to withhold such payment from Dissenting Shareholders who acquired beneficial ownership of shares after the date set forth in the Dissenters' Notice (the "Post Announcement Dissenting Shareholders"). If the corporation elects to withhold payment from such shareholders, it is required to send each Post Announcement Dissenting Shareholder an offer, accompanied by certain information specified in the Control Share Dissenters' Rights Provisions, to pay the corporation's estimate of the fair value of the shareholder's shares, provided that such holders agree to accept the amount offered in full satisfaction of their demands for payment.

    Within 30 days after (i) the corporation pays the Dissenting Shareholders the corporation's estimate of the fair value of their shares or (ii) the corporation offers to pay the Post Announcement Dissenting Shareholders its estimate of the fair value of their shares, each Dissenting Shareholder may notify the corporation of such shareholder's own estimate of the value of his or her shares and amount of interest due (if it differs from the corporation's estimate) and demand payment of the shareholder's estimate of the fair value of the shares (plus interest), less any payment received from the corporation, or reject the corporation's offer and demand payment of the shareholder's estimate of the fair value of the shares (plus interest), as the case may be.

    If a demand for payment (whether an original demand or a secondary demand) by a Dissenting Shareholder remains unsettled 60 days after the receipt by the corporation of such demand, the corporation must commence a proceeding in the circuit court where the corporation's principal place of business or registered agent is located to determine the fair value of the Dissenting Shareholder's shares and accrued interest. All Dissenting Shareholders whose claims remain unsettled at such time will be made parties to those proceedings. A Dissenting Shareholder will be entitled to judgment for an amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by the corporation or the fair value, plus accrued interest, of any Post Announcement Dissenting Shareholder's after-acquired shares. In a judicial proceeding brought to determine the fair value of shares, an optional dispute resolution mechanism is available upon the agreement of the parties and the approval of the court.

    The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against either the corporation or a dissenter if the court finds that the party against whom the fees and expenses are assessed did not comply with the requirements of the Control Share Dissenters' Rights Provisions or acted arbitrarily, vexatiously, or not in good faith in demanding payment. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF MICHIGAN LAW.

    RIGHTS OF DISSENTING SHAREHOLDERS IN CONNECTION WITH THE PROPOSED
MERGER. Because Michigan law provides that dissenters' rights are unavailable (unless otherwise provided by a corporation's articles or bylaws or by board resolution) in a merger in which shareholders receive cash, the Purchaser believes that dissenters' rights would not be available in connection with the Proposed Merger.

    "GOING-PRIVATE" TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after the completion of the Offer or an alternative transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or alternative transaction and the consideration offered to minority shareholders in the Proposed Merger or alternative transaction be filed with the Commission and distributed to minority shareholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company's being able to terminate its Exchange Act registration. See

Section 7 for more information. If such registration were terminated, Rule 13e-3 would be inapplicable to any future merger or alternative transaction.

    OTHER. The Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to pursue the Proposed Merger, the Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those described above, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Purchaser, SPG Inc. or any of its other affiliates may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by such entity, which may vary from the terms and price in the Offer.

    FUTURE PLANS FOR THE COMPANY IN ADDITION TO THE PROPOSED MERGER. In connection with the Offer, SPG Inc. and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, SPG Inc. and the Purchaser intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy.

12. SOURCE AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $1,133,000,000 (assuming (i) all Shares not owned by the Purchaser, SPG Inc. or its subsidiaries are tendered, (ii) exercise of all options to acquire partnership units of Taubman L.P., and subsequent conversion into Common Stock, (iii) conversion into Common Stock of all other partnership units of Taubman L.P. which have rights of conversion and (iv) no issuances of Common Stock in connection with any conversion of Series B Preferred Stock). SPG L.P. will provide the Purchaser with sufficient funds to purchase all Shares that are tendered and not withdrawn in the Offer. SPG L.P. has possession of, or has available to it, sufficient funds to fund the purchase by the Purchaser of all of these Shares pursuant to the Offer. SPG L.P. intends to obtain the necessary funds from available cash, working capital, available borrowings under the Credit Facility (as defined below), and/or one or more new credit facilities on terms and conditions to be determined. The "Credit Facility" means SPG L.P.'s existing Third Amended and Restated Credit Agreement, dated as of April 16, 2002, among SPG L.P., the Lenders named therein, the Co-Agents named therein, UBS AG, Stamford Branch, as Payment and Disbursement Agent, JP Morgan Securities Inc. as Joint Lead Arranger and Joint Book Manager and Banc of America Securities LLC as Joint Lead Arranger and Joint Book Manager and Commerzbank AG as Documentation Agent and J.P. Morgan Chase Bank as Joint Syndication Agent and Banc of America, N.A. as Joint Syndication Agent and Citicorp Real Estate, Inc. as Joint Syndication Agent, in the aggregate principal amount of $1.25 billion. SPG L.P. expects to repay the borrowings under the Credit Facility out of cash from operations and the proceeds from other short- and long-term debt financings and/or equity issuances.

    THE OFFER IS NOT CONDITIONED ON ANY OF THE PURCHASER, SPG INC. OR SPG L.P. OBTAINING FINANCING.

13. DIVIDENDS AND DISTRIBUTIONS.

    If, on or after December 4, 2002, the Company

        (1) splits, combines or otherwise changes the Shares or its capitalization,

        (2) acquires Shares or otherwise causes a reduction in the number of Shares or other securities,

        (3) issues or sells additional Shares, any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or

        (4) discloses that it has taken such action,

then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after December 4, 2002, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares not in excess of $.255 per Share having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser, (1) on or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Excess Share Condition, the Control Share Condition, or the Business Combination Condition has not been satisfied, or (2) at any time on or after December 4, 2002 and before the time of payment for any such Shares (whether or not any

Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by the Purchaser to have occurred:

        (1) there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of the Purchaser, would be expected to, directly or indirectly:

       - make illegal or otherwise prohibit or materially delay consummation of the Offer or the Proposed Merger or seek to obtain material damages or make materially more costly the making of the Offer,

       - prohibit or materially limit the ownership or operation by the Purchaser, SPG Inc. or any other affiliate of SPG Inc. of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel the Purchaser, SPG Inc. or any other affiliate of SPG Inc. to dispose of or hold separately all or any material portion of the business or assets of the Purchaser, SPG Inc. or any other affiliate of SPG Inc. or of the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Purchaser, SPG Inc. or any other affiliate of SPG Inc. or of the Company to conduct its business or own such assets,

       - impose material limitations on the ability of the Purchaser, SPG Inc. or any other affiliate of SPG Inc. effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, SPG Inc. or any other affiliate of SPG Inc. or on all matters properly presented to the stockholders of SPG Inc.,

       - require divestiture by the Purchaser, SPG Inc. or any other affiliate of SPG Inc. of any Shares, or

       - result in a material adverse effect on the Purchaser, SPG Inc., any other affiliate of SPG Inc. or the Company; or

        (2) there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in any of the consequences referred to in the clauses of paragraph (1) above; or

        (3) the Purchaser shall become aware of any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, in the sole discretion of the Purchaser, a material adverse effect on the Company or, assuming consummation of the Offer or the Proposed Merger, on the Purchaser, SPG Inc. or any other affiliate of SPG Inc.; or

        (4) there has or will have occurred, and continued to exist,

       - any general suspension of, or limitation on prices for, trading in securities on the NYSE,

       - a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

       - a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

       - in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

        (5) except as and to the extent publicly disclosed in a report filed by the Company with the Commission prior to December 4, 2002, the Company or any of its subsidiaries shall have, directly or indirectly,

       - split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

       - acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

       - issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under the Company employee stock options outstanding prior to December 4, 2002, in accordance with the terms of such stock options as publicly disclosed prior to December 4, 2002), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

       - declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of the Company's capital stock (except for regular quarterly cash dividends on the Shares not in excess of $.255 per Share having customary and usual record dates and payment dates),

       - altered or proposed to alter any material term of any outstanding security,

       - issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

       - authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger (other than the Proposed Merger), consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business,

       - authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the sole judgment of the Purchaser, could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, SPG Inc. or any other affiliate of SPG Inc.,

       - amended or proposed, adopted or authorized any amendment to the Charter or By-Laws of the Company or the articles or by-laws or any other organizational documents of any of its subsidiaries,

       - entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, the Proposed Merger or any other business combination, or

       - except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries; or

        (6) the Purchaser shall become aware

       - that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser, the Company or any other affiliate of the Company of the Proposed Merger or any other business combination involving the Company and SPG Inc. or any affiliate of SPG Inc.,

       - of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, SPG Inc. or any other affiliate of SPG Inc. or the consummation by the Purchaser of the Offer or by SPG Inc. or any affiliate of SPG Inc. of the Proposed Merger or any other business combination (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or the Proposed Merger or any other business combination involving the Company and SPG Inc. or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

       - that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (7) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that:

       - any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, through acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, other than (A) acquisitions of Shares for bona fide arbitrage purposes only or (B) as disclosed in a Schedule 13G filed with the Commission with respect to the Company prior to December 4, 2002, or the Schedule 13D of Robert S. Taubman and the other reporting persons listed therein filed on January 18, 2000 and amended on November 14, 2002,

       - any such person, entity or group that, prior to December 4, 2002, had filed such a Schedule 13G with respect to the Company with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, or

       - any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

        (8) any approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to the Purchaser, in its sole discretion; or

        (9) (i) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Proposed Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries or (ii) the Purchaser or any of its affiliates and the Company shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the sole judgment of the Purchaser, in any such case and regardless of the circumstances (including any action or inaction by the Purchaser, SPG Inc. or any other affiliate of SPG Inc.) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition described in this
Section 14 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or SPG Inc.'s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser does not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the

Purchaser's right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in Section 14 shall have occurred). The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See Introduction and Section 14 for a description of certain conditions to the Offer.

    ANTITRUST. The acquisitions of Shares and the Proposed Merger are exempt from the pre-merger notification and reporting obligations under the Hart-Scott-Rodino Antitrust Improvement Act, though the Offer and the Proposed Merger are subject to substantive federal antitrust laws. Based upon information filed by the Company with the Commission, neither the Purchaser nor SPG Inc. believes that the Offer or the Proposed Merger would be anti-competitive or otherwise contrary to substantive federal antitrust laws.

    STATE ANTI-TAKEOVER LAWS. A number of states (including Michigan, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. See Section 11 for more information.

16. CERTAIN FEES AND EXPENSES.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is acting as the Dealer Manager in connection with the Offer and as exclusive financial advisor to SPG Inc. in connection with the Offer. SPG Inc. has agreed to pay Merrill Lynch up to $9 million in connection with the Offer and reimburse Merrill Lynch (in its capacity as Dealer Manager and exclusive financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its outside counsel, incurred in connection with its engagement, and will indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities under the federal securities laws. At any time, Merrill Lynch and its affiliates may actively trade the debt and equity securities of SPG Inc. and its affiliates and the Company and its affiliates for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Merrill Lynch and its affiliates render various financing, investment banking and other advisory services to SPG Inc. and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from SPG Inc. and its affiliates.

    MacKenzie Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    Computershare Trust Company of New York has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission as described in
Section 9.

                            SOLICITATION OF PROXIES

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH SPG L.P., SPG INC., THE PURCHASER OR ANY OF THEIR SUBSIDIARIES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    AS DESCRIBED IN THIS OFFER TO PURCHASE, THE PURCHASER, SPG INC. OR ITS OTHER AFFILIATES MAY SOLICIT PROXIES IN CONNECTION WITH ONE OR MORE MEETINGS OF THE COMPANY'S SHAREHOLDERS. EACH SHAREHOLDER IS URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS TO BE CONDUCTED AT THE APPLICABLE MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE COMMISSION AT OR PRIOR TO THE TIME OF DISTRIBUTION THEREOF. INVESTORS MAY OBTAIN A FREE COPY OF EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY THE PURCHASER,
SPG INC. AND/OR ITS OTHER SUBSIDIARIES WITH THE COMMISSION AT THE COMMISSION'S WEB-SITE AT HTTP:// WWW.SEC.GOV. EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM
SPG INC. BY DIRECTING A REQUEST TO SHELLY DORAN AT (317) 685-7330.

SIMON PROPERTY ACQUISITIONS, INC.
December 5, 2002

                                   SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF SIMON PROPERTY GROUP, INC. AND THE PURCHASER

    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of SPG Inc. are set forth below. Unless otherwise indicated below, the business address of each director and officer is 115 West Washington Street, Indianapolis, Indiana 46204, telephone: 317-636-1600. None of the directors and officers of SPG Inc. listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States. Fredrick W. Petri owns 100 Shares and children of David Simon own 125 Shares, each representing less then .01 percent of the total outstanding Shares.

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
Melvin Simon..............  Co-Chairman of the     Melvin Simon has been Co-Chairman of the
                              Board                Board of Directors of SPG Inc. (the
                                                   "SPG Inc. Board") since 1998 and prior to
                                                   such date was Co-Chairman of the Board and
                                                   a director of Simon DeBartolo Group, Inc.,
                                                   the predecessor company of SPG Inc. (the
                                                   "Predecessor Company") from its
                                                   incorporation in 1993. Melvin Simon is
                                                   Co-Chairman of the Board of Directors of
                                                   Melvin Simon & Associates, Inc. ("MSA"), a
                                                   company Melvin Simon founded in 1960 with
                                                   his brother, Herbert Simon. Melvin Simon
                                                   is also a member of SPG Inc.'s Executive
                                                   and Nominating Committees.

Herbert Simon.............  Co-Chairman of the     Herbert Simon has been Co-Chairman of the
                              Board                SPG Inc. Board since 1998 and prior to
                                                   such date was a director of the
                                                   Predecessor Company since its
                                                   incorporation in 1993. Herbert Simon was
                                                   Chief Executive Officer of the Predecessor
                                                   Company from its incorporation in 1993 to
                                                   1995, when he was appointed Co-Chairman of
                                                   the Board. Herbert Simon is also
                                                   Co-Chairman of the Board of Directors of
                                                   MSA. Herbert Simon serves as a member of
                                                   SPG Inc.'s Compensation, Executive and
                                                   Nominating Committees. Herbert Simon is a
                                                   currently a director of Kohl's
                                                   Corporation, a specialty retailer.

David Simon...............  Chief Executive        David Simon is the Chief Executive Officer
                              Officer; Director    of SPG Inc. and has been a director since
                                                   1998. Prior to such date, David Simon was
                                                   Chief Executive Officer of the Predecessor
                                                   Company since 1995 and a director of the
                                                   Predecessor Company from its incorporation
                                                   in 1993.

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
                                                   David Simon also served as President of
                                                   the Predecessor Company from its
                                                   incorporation until 1996. David Simon has
                                                   been Executive Vice President of MSA since
                                                   1990. From 1988 to 1990, David Simon
                                                   worked as a Vice President of Wasserstein
                                                   Perella & Company, a firm specializing in
                                                   mergers and acquisitions. David Simon is
                                                   the son of Melvin Simon and the nephew of
                                                   Herbert Simon. David Simon also currently
                                                   serves as a director of First Health Group
                                                   Corp. David Simon is a member of
                                                   SPG Inc.'s Executive Committee.

Hans C. Mautner...........  Vice Chairman of the   Mr. Mautner has been Vice Chairman of the
                              Board                SPG Inc. Board since 1998 and prior to
                                                   such date was Chairman of the Board of
                                                   Directors and Chief Executive Officer of
                                                   Corporate Property Investors, Inc. ("CPI")
                                                   and of Corporate Realty Consultants, Inc.
                                                   ("CRC") from 1989 to 1998. Mr. Mautner was
                                                   a director of CPI from 1973 to 1998 and of
                                                   CRC from 1975 to 1998 and served as Vice
                                                   President of CPI from 1972 to 1973.
                                                   Mr. Mautner was appointed Executive Vice
                                                   President of CPI and CRC in 1973 and
                                                   elected President of CPI and CRC in 1976.
                                                   Subsequently Mr. Mautner was elected
                                                   Chairman and President of CPI and CRC in
                                                   1988, and elected Chairman, President and
                                                   Chief Executive Officer of CPI and CRC in
                                                   1989. Prior to joining CPI, Mr. Mautner
                                                   was a General Partner of Lazard Freres.
                                                   Mr. Mautner also serves as a board member
                                                   for various funds in The Dreyfus Family of
                                                   Funds. Mr. Mautner is a member of
                                                   SPG Inc.'s Executive Committee.

Richard S. Sokolov........  President and Chief    Mr. Sokolov is President and the Chief
                              Operating Officer;   Operating Officer of SPG Inc. and has been
                              Director             a director since 1998. Prior to such date
                                                   he was a director of the Predecessor
                                                   Company from 1996. Mr. Sokolov was
                                                   President and Chief Executive Officer and
                                                   a director of DeBartolo Realty Corporation
                                                   from its incorporation until it merged
                                                   with the Predecessor Company in 1996.
                                                   Prior to that Mr. Sokolov had served as
                                                   Senior Vice President, Development of The
                                                   Edward J. DeBartolo Corporation since 1986
                                                   and as Vice President and General Counsel
                                                   of The Edward J. DeBartolo Corporation
                                                   since 1982. Mr. Sokolov is a trustee and a
                                                   member of the Executive Committee of the
                                                   International Council of Shopping Centers.

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
                                                   Mr. Sokolov serves as a member of
                                                   SPG Inc.'s Executive Committee.

Birch Bayh................  Director               Mr. Bayh is currently a director of
                                                   SPG Inc. Mr. Bayh has been a Partner in
                                                   the Washington, D.C. law firm of Venable,
                                                   Baetjer, Howard & Civiletti, LLP since
                                                   May 1, 2001. Prior to that date, Mr. Bayh
                                                   was a partner of Oppenheimer Wolff &
                                                   Donnelly LLP for more than five years.
                                                   Mr. Bayh served as a United States Senator
                                                   from Indiana from 1963 to 1981. Mr. Bayh
                                                   is currently a director of
                                                   ICN Pharmaceuticals, Inc. Mr. Bayh has
                                                   been a director of SPG Inc. since 1998 and
                                                   prior to such date was a director of the
                                                   Predecessor Company since 1993. Mr. Bayh
                                                   is a Member of SPG Inc.'s Compensation,
                                                   Nominating and Governance Committees.

Melvyn E. Bergstein.......  Director               Mr. Bergstein is currently a director of
                                                   SPG Inc. Mr. Bergstein has been the
                                                   Chairman and Chief Executive Officer of
                                                   DiamondCluster International, Inc. since
                                                   2000. Mr. Bergstein co-founded Diamond
                                                   Technology Partners in 1994 which combined
                                                   with Cluster Consulting in late 2000 to
                                                   form DiamondCluster International. Prior
                                                   to founding Diamond Technology Partners,
                                                   Mr. Bergstein served in several capacities
                                                   throughout a 21-year career with Arthur
                                                   Andersen LLP's consulting division, as
                                                   partner, managing director of worldwide
                                                   technology, board member and chairman of
                                                   the Consulting Oversight Committee.
                                                   Mr. Bergstein has been a director of
                                                   SPG Inc. since 2001 and a member of the
                                                   Compensation and Governance Committees.

M. Denise DeBartolo         Director               Ms. DeBartolo York is currently a director
  York....................                         of SPG Inc. Ms. DeBartolo York is Chairman
                                                   of The DeBartolo Corporation. She
                                                   previously served as Chairman of the Board
                                                   of The Edward J. DeBartolo Corporation and
                                                   in other executive capacities with The
                                                   Edward J. DeBartolo Corporation for more
                                                   than five years. Ms. DeBartolo York has
                                                   been a director of SPG Inc. since 1998 and
                                                   prior to that was a director of the
                                                   Predecessor Company from 1996.
                                                   Ms. DeBartolo York serves as a member of
                                                   SPG Inc.'s Nominating Committee.

G. William Miller.........  Director               Mr. Miller is currently a director of
                                                   SPG Inc. Mr. Miller has been Chairman of
                                                   the Board and Chief Executive Officer of
                                                   G. William

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
                                                   Miller & Co. Inc., a merchant banking
                                                   firm, since 1983. Mr. Miller is a former
                                                   Secretary of the U.S. Treasury and a
                                                   former Chairman of the Federal Reserve
                                                   Board. From January 1990 until February
                                                   1992, Mr. Miller was Chairman and Chief
                                                   Executive Officer of Federated Stores,
                                                   Inc., the parent company of predecessors
                                                   to Federated Department Stores, Inc.
                                                   Mr. Miller is currently also a director of
                                                   Repligen Corporation. He has been a
                                                   director of SPG Inc. since 1998 and prior
                                                   to such date served as a director of the
                                                   Predecessor Company from 1996. Mr. Miller
                                                   serves as a member of SPG Inc.'s Audit,
                                                   Nominating and Governance Committees.

Fredrick W. Petri.........  Director               Mr. Petri is currently a director of
                                                   SPG Inc. He is a partner of Petrone,
                                                   Petri & Company, a real estate investment
                                                   firm that Mr. Petri founded in 1993.
                                                   Mr. Petri has also been an officer of
                                                   Housing Capital Company since its
                                                   formation in 1994. Prior to that, he was
                                                   an Executive Vice President of Wells Fargo
                                                   Bank, where for over 18 years Mr. Petri
                                                   held various real estate positions.
                                                   Mr. Petri has previously been a member of
                                                   the Board of Governors and a Vice
                                                   President of the National Association of
                                                   Real Estate Investment Trusts and a
                                                   director of the National Association of
                                                   Industrial and Office Park Development.
                                                   Mr. Petri is also a trustee of the Urban
                                                   Land Institute and the University of
                                                   Wisconsin's Real Estate Center. Mr. Petri
                                                   has been a director of SPG Inc. since 1998
                                                   and prior to that was a director of the
                                                   Predecessor Company since 1996. Mr. Petri
                                                   currently serves as a member of
                                                   SPG Inc.'s Compensation and Audit
                                                   Committees.

J. Albert Smith, Jr.......  Director               Mr. Smith is currently a director of
                                                   SPG Inc. Mr. Smith has been President of
                                                   Bank One Central Indiana since September
                                                   2001. Mr. Smith was the Managing Director
                                                   of Bank One Corporation from October 1998
                                                   to September 2001. Mr. Smith was President
                                                   of Bank One, Indiana, NA, a commercial
                                                   bank, from September 1994 until October
                                                   1998. From 1974 until September 1994,
                                                   Mr. Smith was President of Banc One
                                                   Mortgage Corporation, a mortgage banking
                                                   firm. Mr. Smith has been a director of
                                                   SPG Inc. since 1998 and prior to that was
                                                   a director of the Predecessor Company
                                                   since 1993. He

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
                                                   serves as a member of SPG Inc.'s Audit
                                                   Committee.

Pieter S. van den Berg....  Director               Mr. van den Berg is currently a director
                                                   of SPG Inc. Mr. van den Berg has been an
                                                   adviser to the Board of Managing Directors
                                                   of PGGM, a Dutch pension fund, since 1991.
                                                   He has been a director of SPG Inc. since
                                                   1998. Mr. van den Berg serves as a member
                                                   of SPG Inc.'s Audit Committee.

Philip J. Ward............  Director               Mr. Ward is currently a director of
                                                   SPG Inc. Mr. Ward is the Senior Managing
                                                   Director, Head of Real Estate Investments,
                                                   for CIGNA Investments, Inc., a wholly
                                                   owned subsidiary of CIGNA Corporation. He
                                                   is a member of the International Council
                                                   of Shopping Centers, the Urban Land
                                                   Institute, the National Association of
                                                   Industrial and Office Parks and the
                                                   Society of Industrial and Office Realtors.
                                                   Mr. Ward has been a director of SPG Inc.
                                                   since 1998 and prior to that was a
                                                   director of the Predecessor Company since
                                                   1996. Mr. Ward serves as a member of
                                                   SPG Inc.'s Compensation Committee.

Stephen E. Sterrett.......  Executive Vice         Mr. Sterrett serves as SPG Inc.'s
                              President and Chief  Executive Vice-President and Chief
                              Financial Officer    Financial Officer. He joined MSA in 1989
                                                   and also held various positions with MSA
                                                   until 1993.

James M. Barkley..........  General Counsel;       Mr. Barkley serves as the General Counsel
                              Secretary            and Secretary both for SPG Inc. and for
                                                   MSA. He joined MSA in 1978 as Assistant
                                                   General Counsel for Development Activity.

Randolph L. Foxworthy.....  Executive Vice         Mr. Foxworthy is the Executive Vice
                              President--          President--Corporate Development of
                              Corporate            SPG Inc. Mr. Foxworthy joined MSA in 1980
                              Development          and has been an Executive Vice President
                                                   in charge of Corporate Development of MSA
                                                   since 1986.

Gary Lewis................  Executive Vice         Mr. Lewis is the Executive Vice
                              President--Leasing   President-- Leasing of SPG Inc. Mr. Lewis
                                                   joined MSA in 1986 and held various
                                                   positions with MSA and SPG Inc. prior to
                                                   becoming and Executive Vice President in
                                                   charge of Leasing of SPG Inc. in 2002.

William J. Garvey.........  Executive Vice         Mr. Garvey is the Executive Vice
                              President--Property  President-- Property Development of
                              Development          SPG Inc. Mr. Garvey, who was also
                                                   Executive Vice President and Director of
                                                   Development at MSA until 1993, joined MSA
                                                   in 1979 and held various positions with
                                                   MSA until 1993.

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
John R. Neutzling.........  Executive Vice         Mr. Neutzling is the Executive Vice
                              President--Property  President--Property Management of
                              Management           SPG Inc., with responsibility for
                                                   overseeing all property and asset
                                                   management functions. He joined MSA in
                                                   1974 and held various positions with MSA
                                                   until 1993.

Andrew A. Juster..........  Senior Vice President  Mr. Juster currently serves as SPG Inc.'s
                              and Treasurer        Treasurer. He joined MSA in 1989 and held
                                                   various financial positions with MSA until
                                                   1993 and thereafter has held various
                                                   positions with SPG, Inc.

    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of the Purchaser are set forth below. Unless otherwise indicated below, the business address of each director and officer is 115 West Washington Street, Indianapolis, Indiana 46204, telephone:
317-636-1600. None of the directors and officers of the Purchaser listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                                               MATERIAL POSITIONS
                              PRESENT PRINCIPAL                   HELD DURING
NAME                             OCCUPATION                   THE PAST FIVE YEARS
----                        ---------------------  ------------------------------------------
Stephen E. Sterrett.......  President and          Mr. Sterrett serves as SPG Inc.'s
                            Director               Executive Vice-President and Chief
                                                   Financial Officer. He joined MSA in 1989
                                                   and held various positions with MSA until
                                                   1993. Mr. Sterrett is the President of the
                                                   Purchaser and also serves as a director of
                                                   the Purchaser, positions he has held since
                                                   the Purchaser's incorporation in
                                                   November 2002.

James M. Barkley..........  Secretary, Treasurer   Mr. Barkley serves as SPG Inc.'s General
                              and Director         Counsel and Secretary. Mr. Barkley holds
                                                   the same position for MSA. He joined MSA
                                                   in 1978 as Assistant General Counsel for
                                                   Development Activity. Mr. Barkley is the
                                                   treasurer and secretary of the Purchaser
                                                   and also serves as a director of the
                                                   Purchaser, positions he has held since the
                                                   Purchaser's incorporation in
                                                   November 2002.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                          THE DEPOSITARY FOR THE OFFER IS:
                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

            By Mail:                 By Facsimile Transmission:       By Hand/Overnight Delivery:

Attn: Computershare Trust Company    (For Eligible Institutions       Computershare Trust Company
           of New York                          Only)                         of New York
       Wall Street Station                 (212) 701-7636                  Wall Street Plaza
          P.O. Box 1010            Confirm Facsimile By Telephone:    88 Pine Street, 19th Floor
  New York, New York 10268-1010            (212) 701-7624              New York, New York 10005
  (registered or certified mail
          recommended)

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                   [GRAPHIC]
                              105 Madison Avenue,
                            New York, New York 10016
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
                      E-MAIL: proxy@mackenziepartners.com

                      THE DEALER MANAGER FOR THE OFFER IS:
                              MERRILL LYNCH & CO.
                            4 World Financial Center
                            New York, New York 10080
                         CALL TOLL-FREE (866) 276-1462